Exhibit 10.1

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

=====================================================================
ASSET PURCHASE AGREEMENT
between:
[ERICSSON],
and
CALIX, INC.

Dated August 20, 2012
=====================================================================

ARTICLE I : SALE OF ASSETS; RELATED TRANSACTIONS		11

1.1	Sale of Assets	11
1.2	Purchase Price	11
1.3	Closing	11
1.4	Closing Deliveries	11
1.5	Allocation	12
1.6	Withholding of Taxes	13
1.7	Consents	13
1.8	Ericsson Trademarks Excluded	13

ARTICLE II : REPRESENTATIONS AND WARRANTIES OF ERICSSON		13

2.1	Organization, Standing and Power	13
2.2	Ownership of Purchased Assets	14
2.3	Authority and Enforceability	14
2.4	Non-Contravention	14
2.5	Governmental Consents; Approvals; Permits	14
2.6	Material Contracts	14
2.7	Title to Purchased Assets; Encumbrances	16
2.8	Litigation	16
2.9	Restrictions on Business Activities	16
2.10	Compliance with Laws	17
2.11	Intellectual Property	17
2.12	Patents and Patent Contracts	19
2.13	Tax Matters	20
2.14	Employee Matters	20
2.15	Books and Records	21
2.16	Customers and Suppliers	21
2.17	Products; Warranties; Purchase Commitments	21
2.18	Finders’ Fees; Transaction Expenses	22

ARTICLE III : REPRESENTATIONS AND WARRANTIES OF CALIX		22

3.1	Organization and Standing	22
3.2	Authority and Enforceability	22
3.3	Non-Contravention	22
3.4	Government Consent	22
3.5	Finders’ Fee; Transaction Expenses	23

ARTICLE IV : CONDUCT PRIOR TO THE CLOSING		23

4.1	Conduct of Business of Ericsson	23
4.2	Restrictions on Conduct of Business of Ericsson	23

ARTICLE V : CERTAIN COVENANTS OF THE PARTIES		24

5.1	Confidentiality; Public Disclosure	25
5.2	Regulatory Approvals	25
5.3	Reasonable Efforts	25

5.4	Third Party Consents; Notices	25
5.5	Access to Information	25
5.6	Employees and Contractors	26
5.7	Tax Matters	27
5.8	Assets Held by Affiliates	28
5.9	Further Actions	28
5.10	Further Assurances	28
5.11	Non-Compete; Non-Solicit	28
5.12	Transition Services	29

ARTICLE VI : CONDITIONS TO THE TRANSACTIONS		29

6.1	Conditions to Obligations of Each Party to Consummate the Transactions	29
6.2	Additional Conditions to Obligations of Ericsson	29
6.3	Additional Conditions to the Obligations of Calix	30
6.4	Employees	30
6.5	Proceedings	30
6.6	Release of Liens	30

ARTICLE VII : TERMINATION		30

7.1	Termination	30
7.2	Effect of Termination	31
7.3	Extension; Waiver	31
7.4	Non-exclusivity of Termination Rights	31

ARTICLE VIII : INDEMNIFICATION		32

8.1	Survival of Representations and Warranties	32
8.2	Indemnification	32
8.3	Indemnification Procedure	33

ARTICLE IX : GENERAL PROVISIONS		33

9.1	Fees and Expenses	33
9.2	Bulk Sales Compliance	33
9.3	Attorneys’ Fees	34
9.4	Governing Law; Venue	34
9.5	Notices	34
9.6	Successors and Assigns; Parties In Interest	34
9.7	Remedies Cumulative; Specific Performance	35
9.8	Severability	35
9.9	Entire Agreement	35
9.10	English Language	35
9.11	Execution	35

Exhibit A -	Form of Bill of Sale
Exhibit B -	Reseller Agreement
Exhibit C -	License Agreements
Exhibit D -	Transition Services
Exhibit E -	Disclosure Schedule
Exhibit F -	List of Ericsson Products

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on August 20, 2012 (“Agreement Date”), between Ericsson Inc., a Delaware corporation with offices at 6300 Legacy Drive, Plano, TX 75024 (“Ericsson”), and Calix, Inc., a Delaware corporation with offices at 1035 N. McDowell Blvd., Petaluma, CA 94954 (“Calix”). Ericsson and Calix may be referred to individually as a “Party” and collectively as the “Parties.”

Calix and Ericsson wish to provide for the sale by Ericsson to Calix of certain of Ericsson's assets relating to Ericsson Products (as defined below) and certain other related transactions between the Parties, on the terms set forth below.

DEFINITIONS

Capitalized terms used in this Agreement are defined above and as follows:
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.
“Allocation” has the meaning set forth in Section 1.5(a).

“Assets” means, with respect to any Person, any and all of such Person's right, title and ownership interest in and to all properties, rights, claims, goodwill, interests and assets of every kind and description, real, personal or mixed, tangible and intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person.

“Assumed Liabilities” means all Liabilities arising out of (i) Calix's operation and ownership of the Purchased Assets and (ii) manufacture, use, sale, offer to sell, importation, export and/or distribution of the Ericsson Products, in each case solely to the extent such Liabilities arise or accrue after the Closing Date.

“Bill of Sale” has the meaning set forth in Section 1.4(a)(ii).

“Books and Records” means original or true copies of: (A) all product, business and marketing plans and studies, sales and advertising and promotional literature, creative materials and artwork, (B) all books, records (including customer, supplier and purchasing records), invoices, lists (including price, customer and supplier lists), documents, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals, management information systems (including related computer software) and operating records of every kind, (C) all telephone numbers, fax numbers and email addresses (D) all personnel records and (E) all books and records or documents relating to Taxes imposed on the Purchased Assets, in each case whether maintained as hard copy or stored in computer memory and whether owned by Ericsson or its Affiliates. Books and Records exclude any of the foregoing related to Ericsson Patents.

“Business” means the business operations and activities of Ericsson that relate primarily to the development, licensing, marketing and sale of Ericsson Products, and related Technology and services. Business shall exclude any activities regarding the filing, prosecution, maintenance, licensing or enforcement of the Ericsson Patents.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in San Francisco, California are not required to be open.

“Business Employee” means the employees of Ericsson or its Affiliates, as set forth in Section 5.6 of the Disclosure Schedule, including any such employees on temporary leave, vacation or a regularly scheduled day off, but, unless otherwise required under local employment Legal Requirements, excluding any such employees on long term disability or whose employment with Ericsson or its Affiliates has terminated prior to the Closing.
“Calix Closing Certificate” has the meaning set forth in Section 1.4(a)(vi).
“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.1.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature. Contract shall exclude Patent Contracts and Third Party Patent Contracts.

“Disclosure Schedule” means the schedule (dated as of the Agreement Date) delivered to Calix on behalf of Ericsson, a copy of which is attached to this Agreement and incorporated by reference.

“Encumbrance” means any lien, pledge, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Encumbrance shall exclude Patent Contracts.
“Ericsson Authorizations” has the meaning set forth in Section 2.5(b).
“Ericsson Closing Certificate” has the meaning set forth in Section 1.4(b)(v).

“Ericsson Employee Plans” means (A) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), of which Ericsson or any trade or business (whether or not incorporated) which is treated as a single employer with Ericsson within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which Ericsson or any of its ERISA Affiliates makes contributions or is required to make contributions, and (B) any employment, severance or other agreement, arrangement or policy of Ericsson or any of its ERISA Affiliates (whether written or oral) providing for compensation, health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, in each case as applicable to any Business Employee (or his or her dependents, spouse or beneficiary).

“Ericsson Licensed Intellectual Property” means all Technology and Intellectual Property Rights owned or purported to be owned by Ericsson or its Affiliates that are used by the Company in the Business or for the design, development, manufacturing, commercialization, distribution and support of the Ericsson Products but are not incorporated in the Ericsson Products and are not primarily related to the design, development, manufacturing, commercialization, distribution and support of the Ericsson Products. Ericsson Licensed Intellectual Property shall exclude Ericsson Patents.

“Ericsson Patents” means any Patent owned or purported to be owned or controlled by Ericsson or its
Affiliates.

“Ericsson Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by Ericsson in this Agreement, is, or could reasonably be expected to become, (A) materially adverse to the Business or the Purchased Assets, or (B) materially impede or delay Ericsson's ability to consummate the Transactions under the terms of this Agreement and Legal Requirements, except to the extent any such Effect directly results from or directly arises out of: (i) changes in general economic conditions (provided that such changes do not affect the Business or the Purchased Assets in a disproportionate manner compared to other comparable businesses in the industry in which Ericsson operates the Business), (ii) changes affecting the industry generally in which the Business operates (provided that such changes do not affect the Business or the Purchased Assets in a disproportionate manner compared to other comparable businesses in such industry), or (iii) the announcement of the transactions contemplated by this Agreement.

“Ericsson-Owned Intellectual Property” means all Technology and Intellectual Property Rights owned or purported to be owned by Ericsson or its Affiliates that is incorporated in the Ericsson Products or is otherwise primarily related to the design, development, manufacturing, commercialization, distribution and support of the Ericsson Products. Ericsson-Owned Intellectual Property shall exclude Ericsson Patents.

“Ericsson Products” means those products from Ericsson's GPON 1500 portfolio (OLT, ONT), and
Entriview management system listed on Exhibit F.

“Ericsson Product Patents” ” means the Ericsson Patents scheduled in the attached Patent License
Agreement to be entered at Closing.

“Ericsson Proprietary Software” means Software owned or purported to be owned by Ericsson or its Affiliates that is incorporated in the Ericsson Products or is otherwise primarily related to the design, development, manufacturing, commercialization, distribution and support of the Ericsson Products.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in the definition of Ericsson Employee Plans.

“Excluded Assets” means all Assets of Ericsson that are not specifically included within the Purchased
Assets.

“Excluded Liabilities” means any Liability of Ericsson or its Affiliates other than the Assumed Liabilities, including without limitation (i) any Liability for Transaction Expenses, (ii) any Liability arising out of Ericsson's operation and ownership of the Purchased Assets on or before the Closing Date, (iii) any Liability for Taxes of Ericsson or its Affiliates except as specifically contemplated by Section 5.7(b); and (iv) any Liability arising out of Ericsson's manufacture, use, sale, offer to sell, importation, export and/or distribution of the Ericsson Products, in any case of the foregoing arising or accruing on or before the Closing Date;

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authorization” means any: (A) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or under any Legal Requirement; or (B) right under any Contract with any Governmental Entity. Governmental Authorization shall exclude any of the foregoing which relate to Patents.

“Governmental Entity” means any: (A) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (D) multinational organization or body; or (E) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature. Governmental Entity shall exclude any of the foregoing having jurisdiction over any matters relating to Patents.

“Indemnified Persons” means the following Persons: (A) Calix; (B) Calix's current and future Affiliates; (C) the Representatives of the Persons referred to in clauses “(A)” and “(B)” above; and (D) the successors and assigns of the Persons referred to in clauses “(A)”, “(B)” and “(C)” above.

“Infringing” has the meaning set forth in Section 2.11(f).

“Intellectual Property Rights” means all past and present rights of the following types, whether registered or unregistered, which may exist under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (B) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, , customer data, financial information, pricing and cost information, bills of material, or other similar information); (C) mask work rights; (D) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (E) URL and domain name registrations; (F) any other non-patented proprietary rights applicable to Technology now known or later recognized in any jurisdiction; and (G) all past and present claims and causes of action arising out of or related to infringement or misappropriation of any of the above. Intellectual Property Rights shall exclude Patents.

“IRS” means the United States Internal Revenue Service.

“Knowledge” Information shall be deemed to be known to or to the “Knowledge” or “knowledge” of Ericsson if that information is actually known by a senior management (Director level or above) employee of Ericsson connected with the Business, or should be known by any of those Persons after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity, specifically excluding any foregoing legal requirement relating to Patents.

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“License Agreements” has the meaning set forth in Section 1.4(a)(iv).

“Losses” means any loss, claim, Liability, damage, fee, obligation, judgment, settlement, interest, penalty, fee, Proceeding, charge, cost and expense, including costs of investigation and defense and fees and expenses of lawyers, accountants, experts and other professionals.

“Material Contracts” has the meaning set forth in Section 2.6(a).

“Offer Letters” means employment offer letters to be delivered by Calix to Business Employees after the
Agreement Date.

“Order” means any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Proceeding, excluding any of the foregoing related to Patents.

“Patents” means United States and foreign patents and patent applications, and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications.

“Patent Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature pursuant to which Ericsson in- licenses any Third Party Patent or Ericsson licenses any Ericsson Patents to any Third Party, where the essential subject of the contract is the licensing of Patents.

“Patent License Agreement” shall mean the License Agreement pursuant to which Ericsson licenses the
Ericsson Product Patents to Calix.

“Person” means any individual, entity or Governmental Entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a
Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means the period from the Agreement Date through the earlier of the termination of this Agreement under Article VII and the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel. Proceeding shall exclude any of the foregoing which relate to Patents.

“Property Taxes” means all real property, personal property and similar ad valorem Taxes.
“Purchase Price” has the meaning set forth in Section 1.2.

“Purchased Assets” means all of the Assets of Ericsson and its Affiliates listed on Exhibit A. For the avoidance of doubt, no current or future Ericsson Patents or rights under any Patent Contracts shall be considered a Purchased Asset.

“Related Party” Each of the following shall be deemed to be a “Related Party”: (A) each individual who is, or who has at any time been, an officer, agent, employee or stockholder of Ericsson; (B) each member of the family of each of the individuals referred to in clause “(A)” above; and (C) any entity (other than Ericsson) in which any one of the individuals referred to in clauses “(A)” and “(B)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.
“Reseller Agreement” has the meaning set forth in Section 1.4(a)(iii).
“Securities Act” means the Securities Act of 1933, as amended.
“SEC” means the Securities and Exchange Commission.

“Software” means, with respect to the Ericsson Products, any computer program, operating system, database, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the above and any derivations, updates, enhancements and customization of any of the above, processes, know-how, operating procedures, methods and all other Technology embodied with the above, tools, developers' kits, utilities, developers' notes, technical manuals, user manuals and other documentation, including comments and annotations, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specifications” means, with respect to any Ericsson Product, the GDS II, SPICE and Verilog and other Software files used to represent the design, specifications, functionality or performance of such product, including all technical records related to such product.

“Straddle Period” means any Tax Period beginning before or on and ending after the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, escheat, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by Contract or otherwise.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Returns” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes filed or required to be filed with a Governmental Entity with jurisdiction over Taxes, including any schedule or attachment, and including any amendment.

“Technology” means, with respect to the Ericsson Products, algorithms, APIs, databases, data collections, diagrams, mask works, methods and processes, know-how, trade secrets, , network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including without limitation source code, executable code, RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, , works of authorship, technical documentation, designs, bills of material, build instructions, test reports, routines, formulae, test vectors, IP cores, net lists, photomasks, lab notebooks, processes, prototypes, samples, studies, , in each case whether or not embodied in any tangible form.

“Third Party” means any party other than the parties hereto and their Affiliates.

“Third Party Intellectual Property” means all Technology and Intellectual Property Rights owned by third parties, including Third Party Software, that is either (A) licensed, offered or provided to customers of Ericsson or its Affiliates as part of or in conjunction with any Ericsson Product, or (B) otherwise used by Ericsson or its Affiliates in connection with the Business as currently conducted. Third Party Intellectual Property shall exclude any Third Party Patent.

“Third Party Patent” means any Patent owned or controlled by a Third Party.

“Third Party Patent-Ericsson Product” means any Third Party Patent that the Third Party has alleged in writing to Ericsson at any time in the three-year period prior to the date hereof to be infringed specifically by the Ericsson Products. An standards related intellectual property rights or patent declaration or claim chart that generally maps a Third Party Patent to a standard or industry specification shall not be included within the definition of Third Party Patent-Ericsson Product.

“Third Party Patent Proceeding” ” means any unresolved action, suit, litigation, mediation or arbitration, pursuant to which an Ericsson Product has been specifically identified as Infringing a Third Party Patent.

“Third Party Patent Contract” ” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature pursuant to which Ericsson in-licenses any Third Party Patent and which specifically references the Ericsson Products.

“Third Party Software” means all Software owned by third parties that is either (A) licensed, offered or provided to customers of Ericsson or its Affiliates as part of or in conjunction with any Ericsson Product, or (B) otherwise used by Ericsson or its Affiliates in connection with the Business, excluding generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Ericsson Products and that has an individual acquisition and annual support cost of $5,000 or less.

“Transaction Documents” means: (A) this Agreement; (B) the Bill of Sale; (C) the Reseller Agreement; (D) the License Agreements; (E) the Ericsson Closing Certificate; (F) the Calix Closing Certificate; and (G) the Transition Services Exhibit.

“Transaction Expenses” means: (A) any and all third party fees and expenses of Ericsson in connection with the Transactions and this Agreement whether or not paid, payable, billed or accrued (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of Ericsson not including any contingencies, such as escrows, and all other miscellaneous expenses or costs incurred by Ericsson), (B) any bonuses, retention bonuses, commissions, accrued wages, vacation accrual or severance payments to be paid by or on behalf of Ericsson to any officer or employee of Ericsson in connection with the Transactions, including any such payments payable upon the termination of any Business Employee's employment with Ericsson or any of its Affiliates, and any payroll taxes incurred by Ericsson and (C) all other miscellaneous expenses or costs, in each case, incurred by Ericsson or any of its Related Parties that are payable by Ericsson, in connection with the Transactions.

“Transactions” means: (A) the execution and delivery of the respective Transaction Documents, and (B) all of the contemplated transactions by the respective Transaction Documents, including: (i) the sale of the Purchased Assets by Ericsson to Calix under the Agreement; (ii) the assumption of the Assumed Liabilities by Calix; and (iii) the performance by Ericsson and Calix of their respective obligations under the Transaction Documents, and the exercise by Ericsson and Calix of their respective rights under the Transaction Documents.

“Transition Services” has the meaning set forth in Section 5.12.
“Transition Services Exhibit” has the meaning set forth in Section 1.4(a)(v).
“Transfer Tax” has the meaning set forth in Section 5.7(c).
“Transferred Employees” has the meaning set forth in Section 5.6(a).

ARTICLE I: SALE OF ASSETS; RELATED TRANSACTIONS

1.1 Sale of Assets. At the Closing, Ericsson shall sell and deliver to Calix valid title to the Purchased Assets, free and clear of any Encumbrances. Ericsson and its Affiliates shall retain and be responsible for, and Calix shall not be obligated to and shall not assume, perform or discharge, any of the Excluded Liabilities.

1.2 Purchase Price. As consideration for the sale of the Purchased Assets to Calix, Calix shall pay to
Ericsson the sum of $12,000,000 in cash (“Purchase Price”).

1.3 Closing. Unless this Agreement is earlier terminated under Section 7.1, the closing of the
Transactions (“Closing”) shall take place as soon as reasonably practicable and no later than two Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time as may be agreed upon by the Parties. The Closing shall take place at the offices of Calix, or at such other location as the Parties agree. The date on which the Closing occurs is referred to as the “Closing Date.”

1.4 Closing Deliveries.

(a) Calix Deliveries. Calix shall deliver to Ericsson, at or prior to the Closing, each of the following:

(i) the Purchase Price;

(ii) the bill of sale dated the Closing Date and in the form attached as Exhibit A1 (“Bill of Sale”), executed by Calix;

(iii) the reseller agreement dated the Closing Date, in substantially the form attached as Exhibit B (“Reseller Agreement”), executed by Calix;

(iv) the intellectual property license agreements dated the Closing Date attached as Exhibit C (“License Agreements”), executed by Calix; and

(v) a certificate executed on behalf of Calix by an officer and dated the Closing Date (“Calix Closing Certificate”) confirming that the conditions set forth in Section 6.2(a) have been satisfied in all respects.

(b) Ericsson Deliveries. Ericsson shall deliver to Calix, at or prior to the Closing, each of the following:

(i) the Bill of Sale, executed by Ericsson;

(ii) the Reseller Agreement, in substantially the form attached as Exhibit B, executed by Ericsson;

(iii) the License Agreements, executed by Ericsson;

(iv) evidence satisfactory to Calix of the consent to assignment of any Person whose consent to assignment, as the case may be, may be required in connection with the Transactions under the Contracts listed or described on Schedule 5.4, in the manner described on such Schedule with respect to each such Contract;

(v) a certificate executed on behalf of Ericsson by an officer (“Ericsson Closing Certificate”) confirming that each of the conditions set forth in Sections 6.3(a), 6.3(c), and 6.3(d) has been satisfied in all respects;

(vi) a certificate executed by Ericsson prepared in accordance with Treasury Regulations Section 1.1445-2(b), in form and substance satisfactory to Calix, certifying Ericsson's non-foreign status;
and

(vii)     such other documents as Calix may reasonably request from Ericsson in connection with the Transactions.

1.5 Allocation.

(a) The Parties shall negotiate in good faith to determine an allocation of the Purchase Price (and, to the extent properly taken into account under the applicable Tax laws, the Assumed Liabilities) among the Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and other applicable Tax laws. No later than 30 days following the Closing Date, Calix will deliver to Ericsson the allocation of the Purchase Price (plus the Assumed Liabilities and any other amounts paid by Calix under this Agreement to the extent properly taken into account under the Code and the related Treasury regulations) among the Purchased Assets (“Allocation”). If the Purchase Price is adjusted, the Allocation shall be adjusted as determined by the Parties.

(b) The Parties agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date). Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each of Calix and Ericsson shall deliver to the other a copy of its Form 8594.

1.6 Withholding of Taxes. Calix shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as may be required to be deducted or withheld under any provision of federal, state, local or foreign Tax law or under any Legal Requirement. To the extent such amounts are deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made. Calix shall use commercially reasonable efforts to inform Ericsson in advance of the Closing if Calix believes that any withholding is required and cooperate with Ericsson in good faith to reduce or eliminate any such withholding under applicable Legal Requirements. Ericsson shall indemnify Calix to the extent any Taxes were required to be withheld from payments from Calix to Ericsson and were not withheld, but were subsequently paid by Calix for Ericsson's account. All rights or claims for refund for any indemnified withholding taxes are transferred to Ericsson.

1.7 Consents. This Agreement will not constitute an agreement to assign any Contract or any claim, right or benefit if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach of or in any way adversely affect the rights of Calix under that contract. Until such consent is obtained, or if an attempted assignment would be ineffective or would adversely affect the rights of Ericsson or Calix so that Calix would not in fact receive all such rights, Calix and Ericsson will cooperate with each other in any arrangement designed to provide for Calix the benefits of any such Contract. Any transfer or assignment to Calix by Ericsson of any Contract that requires the consent or approval of any third party will, without reducing or adversely affecting the obligations of Ericsson to transfer or assign such Contract set forth in this Article I or the representations and warranties of Ericsson set forth in Article II, be made subject to such consent or approval being obtained, and shall become fully effective when such consent or approval is obtained.

1.8 Ericsson Trademarks Excluded. The sale of the Business Assets and any other transaction contemplated hereby does not include any right of Calix or any of its Affiliates to use the word ”Ericsson” or the trademark “Ericsson,” either standing alone or in combination with the 3 bar logo, or the 3 bar logo standing alone, or any derivative thereof or any combinations of words, trade names, trademarks or company names to the extent it includes such word or trademark. But after the Closing Date and as long as used in accordance with Ericsson's reasonable instructions and guidelines, Calix:

(a) shall have the right to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar production or office materials bearing such names and trademarks for 90 days after the Closing Date; and

(b) shall have the right to use such names and trademarks in existing signs in each case for a period not to exceed 90 days after the Closing Date.

ARTICLE II: REPRESENTATIONS AND WARRANTIES OF ERICSSON

Subject to the disclosures set forth in the Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates, and each of which shall also be deemed to be representations and warranties made by Ericsson to Calix under this Article II), Ericsson represents and warrants to Calix as follows:

2.1 Organization, Standing and Power. Ericsson is a corporation duly organized, validly existing and in good standing and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct the Business as now being conducted.

Ericsson is qualified to do business and is in good standing in each jurisdiction in which it conducts the Business.

2.2 Ownership of Purchased Assets. All Purchased Assets are owned and held by Ericsson directly.

2.3 Authority and Enforceability. Ericsson has all requisite power and authority to enter into this Agreement, the Transaction Documents and each of the other contemplated agreements and to consummate the Transactions. The execution and delivery of this Agreement, the Transaction Documents and each of the other contemplated agreements and the consummation of the Transactions, have been authorized by all necessary action on the part of Ericsson. This Agreement has been executed and delivered by Ericsson and constitutes the valid and binding obligation of Ericsson enforceable against Ericsson under its terms, and the Transaction Documents and each other contemplated agreement, after being executed and delivered by Ericsson, will constitute a binding obligation of Ericsson.

2.4 Non-Contravention. The execution and delivery of this Agreement by Ericsson does not, the execution and delivery of the Transaction Documents and each of the other contemplated agreements do not and will not, the consummation of the Transactions will not, and the performance by Ericsson of its obligations do not and will not: (a) result in the creation of any Encumbrance on any of the Purchased Assets; or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person under, (i) any provision of the Certificate of Incorporation or other governing documents of Ericsson, as amended to date, (ii) any Contract of Ericsson related to the Business or applicable to any of the Purchased Assets or (iii) any Legal Requirements applicable to Ericsson or to any of the Purchased Assets.

2.5 Governmental Consents; Approvals; Permits.

(a) The execution, delivery and performance by Ericsson of this Agreement, the Transaction Documents, each of the other contemplated agreements and the consummation of the Transactions do not and will not require any notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or qualifications, registrations or applications for new approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or waivers of any of the above, to be obtained from or made with, or any notice, statement or other communications to be filed with or delivered to, any Governmental Entity.

(b) Section 2.5(b) of the Disclosure Schedule sets forth a list of each Governmental Authorization and other third party license, approval, consent or other permission (excluding those related to Patents) (i) under which Ericsson or any of its Affiliates currently operates the Business or holds any interest in any of the Purchased Assets, or (ii) that is required for the operation of the Business by Ericsson or its Affiliates (all of the above approvals, collectively, the “Ericsson Authorizations”). All of the Ericsson Authorizations are in full force and effect and Ericsson and its Affiliates are, and have at all times been, in compliance with the requirements of such Ericsson Authorizations.

2.6 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Section 2.6(a) of the Disclosure Schedule, Ericsson and its Affiliates are neither party to nor bound by any of the following Contracts relating to the Business or the Purchased Assets (each a “Material Contract”):

(i) other than “shrink wrap” and similar generally available commercial end-user licenses to

Software that is not redistributed with or used in the development or provision of the Ericsson Products that have an individual acquisition and annual support costs of $10,000 or less, any licenses, sublicenses and other Contracts to which Ericsson is a party and under which Ericsson acquired or is authorized to use any Third Party Software;

(ii) any continuing Contract for the purchase, sale or license of materials, supplies or equipment, or any services, Technology (other than Software), Intellectual Property Rights, or other Purchased Assets;

(iii) any Contract, other than the Contracts for the sale of Ericsson Products in the ordinary course of business, under which Ericsson granted or is required to grant to any Person any right or license to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Ericsson Product, with or without the right to sublicense the same;

(iv) any Contract providing for the development of any Software, content, technology or other Technology, independently or jointly, by or for Ericsson;

(v) any Contract to license or authorize any third party to manufacture or reproduce any of the Ericsson Products;

(vi) any Contract relating to the creation of any Encumbrance with respect to any of the Purchased Assets;

(vii) to the Knowledge of Ericsson, any Contract, imposing any restriction on Ericsson's right or ability, or after the Closing Date, the right or ability of Calix or any of its Affiliates (A) to engage or participate, to compete in any line of business or with any Person or in any area, or which would so limit the freedom of Calix or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any products or services offered by Ericsson or make use of any Technology or Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Technology or Intellectual Property Rights;

(viii) to the Knowledge of Ericsson, any Contract granting any exclusive rights of any type or scope to any Person;

(ix) any Contract granting rights of refusal, rights of first negotiation or similar rights or terms to any Person;

(x) any Contract for the employment of any Business Employee or consultant of Ericsson or its Affiliates who provides services to the Business or any other type of Contract with any Business Employee or consultant of Ericsson or its Affiliates who provides service to the Business, in each case, that is not immediately terminable by Ericsson or any such Affiliate without cost or Liability, including any Contract requiring it to make a payment to any officer, employee or consultant on account of the Transactions, or any Contract that is entered into in connection with this Agreement;

(xi) any Contract with any labor union or any collective bargaining agreement or similar contract which covers or affects Business Employees;

(xii) any confidentiality, secrecy or non-disclosure Contract, other than any such Contract entered into with customers and distributors in the ordinary course of business;

(xiii) any settlement agreement entered into by Ericsson Inc. that would impact Calix;

(xiv) any Contract under which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement, the Transaction Documents or the consummation of the Transactions, either alone or in combination with any other event;

(b) Ericsson or the Affiliate of Ericsson party to such Material Contract has performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to Ericsson or such Affiliate, or to Ericsson's Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Ericsson or the Affiliate of Ericsson under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. To the Knowledge of Ericsson, neither Ericsson nor any Affiliate has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Ericsson has not terminated or waived any rights, benefits or claims of Ericsson or its Affiliates under any Material Contract.

(c) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Ericsson or any Affiliate of Ericsson, and Ericsson has no knowledge that any Material Contract is not a legal, valid and binding agreement of any other party, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

2.7 Title to Purchased Assets; Encumbrances. Ericsson has good title to the Purchased Assets, free and clear of all Encumbrances. Ericsson has the complete and unrestricted power and unqualified right to sell the Purchased Assets to Calix.

2.8 Litigation. There is no private or governmental Proceeding pending, or, to the Knowledge of Ericsson, threatened against Ericsson, its Affiliates or any of their respective officers or employees relating to the current conduct of the Business, nor, to the Knowledge of Ericsson, is there any reasonable basis for any such action, suit, Proceeding, claim, mediation, arbitration or investigation; (b) there is no Order against or applicable to Ericsson, its Affiliates, the Business, the Purchased Assets or, to the Knowledge of Ericsson, any officers or employees of Ericsson or its Affiliates related to the Business; (c) there is no private or governmental Proceeding pending, or, to the Knowledge of Ericsson, threatened based upon Ericsson entering into this Agreement, the Transaction Documents, or any of the other Transactions, nor, to the Knowledge of Ericsson, is there any reasonable basis for any Person to assert a claim against Ericsson based upon Ericsson entering into this Agreement, the Transaction Documents or any of the other Transactions.

2.9 Restrictions on Business Activities. To the Knowledge of Ericsson, there is no Contract or Order binding upon Ericsson or its Affiliates which has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing the conduct of the Business by Ericsson or its Affiliates or, after the Closing, Calix and its Affiliates, as currently conducted by Ericsson or as presently proposed to be conducted by Calix.

2.10     Compliance with Laws. To the Knowledge of Ericsson, Ericsson and its Affiliates have complied in all material respects with and are not in violation of any Legal Requirement, and neither Ericsson nor any Affiliate of Ericsson has received any notice of, or other communication regarding, any pending or threatened Proceeding or violation relating to any Legal Requirement, in each case with respect to the conduct of the Business, or the ownership or operation of the Business or the Purchased Assets.

2.11     Intellectual Property. With respect to Intellectual Property Rights used in connection with the
Business and the Purchased Assets:

(a) Section 2.11(a)(i) of the Disclosure Schedule contains, to the Knowledge of Ericsson, an accurate and complete list of all Ericsson Proprietary Software incorporated in, provided with, used in or otherwise necessary for the use, support, manufacture and maintenance of the Ericsson Products, including all Software that Ericsson and its Affiliates provide or make available to their customers. Section 2.11 (a)(ii) of the Disclosure Schedule contains, to the Knowledge of Ericsson, an accurate and complete list of all third party components of the Ericsson Products (including Third Party Software), which is distributed or made available to Third Parties as incorporated in or provided with the Ericsson Products.

(b) Section 2.11(b) of the Disclosure Schedule contains to the knowledge of Ericsson, a list of all unregistered trademarks related to the Business.

(c) To the Knowledge of Ericsson, Ericsson has sufficient right, title and interest in and to all the Ericsson-Owned Intellectual Property and to the Ericsson Licensed Intellectual Property to grant the licenses set forth in the Copyright License Agreement.

(d) By the Closing Date or within 90 days thereof, Ericsson shall cooperate with Calix to facilitate the transfer of rights in and to the Third Party Intellectual Property (other than Third Party Intellectual Property not already in the possession of Ericsson or not sublicensable or transferable by Ericsson to Calix) necessary to enable Calix to design, manufacture, license and support of all Ericsson Products currently in production.

(e)     To the Knowledge of Ericsson, the Ericsson-Owned Intellectual Property, Third Party Intellectual Property and Ericsson Licensed Intellectual Property constitutes all of the Technology and Intellectual Property Rights necessary for Ericsson to manufacture, distribute and sell the Ericsson Products as of the Closing Date.

(f) Neither Ericsson nor any Affiliate of Ericsson is, with respect to the Ericsson Products, infringing, misappropriating, interfering with, or otherwise violating (collectively, “Infringing”), any Intellectual Property Right of any Person, and no claim of such infringement, misappropriation, or violation is pending against Ericsson, or any Affiliate of Ericsson. No Ericsson-Owned Intellectual Property and no Ericsson Licensed Intellectual Property used in connection with the Business or the Ericsson Products is subject to any Proceeding or outstanding Order that restricts the use, transfer or licensing by Ericsson or may affect the validity, use or enforceability of the Ericsson-Owned Intellectual Property or Ericsson Licensed Intellectual Property. Neither Ericsson nor any Affiliate of Ericsson has received any notice alleging, or otherwise has Knowledge of (i) the invalidity, or limitation on Ericsson's right to use, with respect to any of the Ericsson-Owned Intellectual Property or the Ericsson Licensed Intellectual Property directly related to the Ericsson Products or of (ii) the alleged infringement, misappropriation or breach of any rights of others by Ericsson or any Affiliate of Ericsson which directly relate to the Ericsson Products. No Person has notified Ericsson or any of its Affiliates that it is claiming any ownership of or right to use any Ericsson-Owned Intellectual Property or any Ericsson Licensed Technology related directly to the Ericsson Products.

(g) Ericsson has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with the Purchased Assets or the Business) to safeguard, maintain the confidentiality of, and otherwise protect and enforce its rights in all proprietary information that Ericsson or its Affiliates hold, or purport to hold, as a trade secret. In particular, to the Knowledge of Ericsson, (i) there has been no misappropriation of any trade secrets or other material confidential Intellectual Property Rights or Technology directly related to the Ericsson Products; (ii) to the Knowledge of Ericsson, no employee, independent contractor or agent of Ericsson or an Affiliate of Ericsson has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) to the Knowledge of Ericsson, no employee, independent contractor or agent of Ericsson or an Affiliate of Ericsson is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract directly related to the Ericsson Products.

(h) Except as set forth on Section 2.11(h) of the Disclosure Schedule, Ericsson maintains (i) machine-readable copies of Ericsson Proprietary Software and the Third Party Software used in connection with, or otherwise related to, the Business and (ii) reasonably complete technical documentation or user manuals for all releases or versions currently in use by Ericsson, its Affiliates or their respective customers. Such machine-readable copy conforms to the corresponding source code listing in all material respects.

(i) Except as set forth on Section 2.11(i) of the Disclosure Schedule, to the Knowledge of Ericsson, Ericsson Proprietary Software and the Third Party Software used in connection with, or otherwise related to, the Business do not contain and are not in any manner derived from any open-source Software and do not contain any virus, worm, Trojan horse, or similar malicious code. No source code for any Ericsson Proprietary Software used in connection with, or otherwise related to, the Business has been delivered, licensed, or made available to any escrow agent or other Person other than those Persons listed on Section 2.11(i) of the Disclosure Schedule. Ericsson has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Ericsson Proprietary Software used in connection with, or otherwise related to, the Business to any other Person.

(j) Except as set forth on Section 2.11(j) of the Disclosure Schedule, to the Knowledge of Ericsson, all Ericsson Products comply in all material respects with all representations, warranties and other requirements applicable to such products, including those specified in all customer contracts and all specifications published by Ericsson or its Affiliates. To the Knowledge of Ericsson, the Ericsson Products may be manufactured in accordance with their specifications in substantially the same manner as currently conducted in the Business. The need for the provision of bug fixes under a support agreement shall not constitute a violation of this Representation.

(k) The Third Party Software (including, for purposes of this clause, all commercially available “off- the-shelf” or “shrink-wrapped” software) that constitutes a component of any Ericsson Product is generally commercially available for license at commercially reasonable rates and on commercially reasonable terms.

(l) To the Knowledge of Ericsson, personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Ericsson- Owned Intellectual Property have executed and are legally bound by a nondisclosure agreement applicable to Ericsson's confidential information to which Ericsson is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with Ericsson); and have executed appropriate instruments of assignment in favor of Ericsson as assignee that have conveyed to Ericsson complete and exclusive ownership of all Technology developed for Ericsson.

(m) The fact (if applicable) that any funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Ericsson-Owned Intellectual Property within the Purchased Assets used in connection with, or otherwise related to, the Business, shall not have any material effect on Ericsson's right, title and interest in and to all the Ericsson- Owned Intellectual Property within the Purchased Assets and to the Ericsson Licensed Intellectual Property.

(n) The fact (if applicable) that Ericsson or any Affiliate of Ericsson is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Ericsson or any such Affiliate to grant or offer to any other Person any license or right to or otherwise impair Ericsson's control of any Ericsson-Owned Intellectual Property within the Purchased Assets shall not have any material effect on Ericsson's right, title and interest in and to all the Ericsson-Owned Intellectual Property within the Purchased Assets and to the Ericsson Licensed Intellectual Property,

(o) To the Knowledge of Ericsson, neither the execution, delivery, or performance of this Agreement or any Transaction Documents, nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (A) a loss of rights in, or Encumbrance on, or the acceleration of any rights with respect to any Ericsson-Owned Intellectual Property within the Purchased Assets, Ericsson Licensed Intellectual Property or Third Party Intellectual Property used in connection with, or otherwise related to, the Products (B) a breach of, or termination or other right arising under, any Contract required to be listed on Section 2.6(a)(iii) of the Disclosure Schedule; (C) the release, disclosure, or delivery of any Ericsson-Owned Intellectual Property within the Purchased Assets by or to any escrow agent or other Person; or (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Ericsson-Owned Intellectual Property within the Purchased Assets. All Ericsson-Owned Intellectual Property will as of the Closing Date be transferable (to the extent they are within the definition of Purchased Assets) or licensable by Calix, as may be applicable.

2.12      Patents and Patent Contracts.

(a) Except as disclosed on Schedule 2.12, to the Knowledge of Ericsson, there is no (i) Third Party Patent-Ericsson Product; (ii) Third Party Patent Contract; or (iii) Third Party Patent Proceeding. Other than as set forth in the immediately preceding sentence, Ericsson makes no representation or warranty hereunder with respect to any Patent or any Patent Contract.

(b) Ericsson, makes no representation or warranty that the Ericsson Product Patents constitutes all of the rights necessary for the manufacture, distribution and sale of the Ericsson Products or that Ericsson has all of the rights under any Patents or under any Patent Contracts rights necessary for the manufacture, distribution and sale of the Ericsson Products.

(c) Ericsson makes no representation or warranty that the design, manufacture, distribution, sale or use of the Ericsson Products or Technology embodied in the Ericsson Products are Infringing or might infringe any Third Party Patent.

(d) To the Knowledge of Ericsson, personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Ericsson Product Patents have executed appropriate instruments of assignment in favor of Ericsson as assignee that have conveyed to Ericsson complete and exclusive ownership of the Ericsson Product Patents.

2.13 Tax Matters. To the Knowledge of Ericsson there are no existing or potential Tax-related claims, liabilities, liens, penalties, agreements or other Tax issues that would preclude the execution and delivery of the Transaction Documents and the consummation of the contemplated Transactions or Ericsson's right to grant the licenses set forth in the Patent License Agreement, or that are expected to result in any Encumbrance for Taxes on the Assets or any liability of Calix therefor.

2.14     Employee Matters. None of the execution and delivery of this Agreement and the Transaction Documents, the consummation of the Transactions or any related termination of employment or service will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Business Employee, (ii) materially increase or otherwise enhance any benefits otherwise payable by Ericsson or an Affiliate of Ericsson to a Business Employee, (iii) result in the acceleration of the time of payment or vesting of any such benefits to a Business Employee, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Business Employee, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Ericsson or an Affiliate of
Ericsson to any Business Employee.

(a) Section 2.13(a) of the Disclosure Schedule sets forth a complete list as of the Agreement Date of all severance Contracts and employment Contracts with Business Employees to which Ericsson is a party or by which Ericsson is bound. Except as set forth in Section 2.13(a) of the Disclosure Schedule, with respect to the Business, neither Ericsson nor any Affiliate of Ericsson has been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Ericsson or its Affiliates and neither Ericsson nor any Affiliate of Ericsson has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Business Employee. Ericsson has no Knowledge of any activities or proceedings of any labor union or to organize the Business Employees. There is no labor dispute, strike or work stoppage against Ericsson or its Affiliates pending or, to the Knowledge of Ericsson, threatened which may interfere with the Business.

(b) No Business Employee is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by Ericsson because of the nature of the business conducted or presently proposed to be conducted by Ericsson or to the use of trade secrets or proprietary information of others. The employment of each of the Business Employees is “at will” and neither Ericsson nor any Affiliate of Ericsson has any obligation to provide any particular form or period of notice prior to terminating the employment of any of the Business Employee, except as may be required by applicable law. As of the Agreement Date, Ericsson has not, (i) entered into any Contract that obligates or purports to obligate Ericsson or its Affiliates to make an offer of employment to any present or former Business Employee or consultant of Ericsson or its

Affiliates who provides service to the Business or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any such present or former Business Employee or consultant of Ericsson or its Affiliates of any terms or conditions of employment with Ericsson or its Affiliates following the Closing Date.

2.15     Books and Records. Ericsson has provided to Calix complete copies of each document that has been requested by Calix or its counsel in connection with their legal and accounting review of the Business (other than any such document that does not exist or is not in Ericsson's possession or subject to its control). Ericsson has provided to Calix complete and correct copies of all documents identified on the Disclosure Schedule, and all permits, orders, authorizations and consents issued by any Governmental Entity with respect to the Business or the Purchased Assets, and all applications for such permits, orders, authorizations and consents. The books, records and accounts of Ericsson (a) are complete in all material respects, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years and (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Business.

2.16     Customers and Suppliers. To the Knowledge of Ericsson, neither Ericsson nor any Affiliate of Ericsson has any outstanding material disputes with any customer or distributor relating to the Business or Purchased Assets. Ericsson has no Knowledge (i) of any material dissatisfaction on the part of any such customer or distributor, (ii) that any such customer or distributor intends to cease or materially diminish the use of the Ericsson Products, or (iii) of any fact or circumstance that could reasonably be expected to cause such customers or distributors to cease or materially diminish the use of the Ericsson Products. Neither Ericsson nor any Affiliate of Ericsson has received any information from any customer or distributor that such customer or distributor shall not continue as a customer or distributor of Calix after the Closing or that such customer or distributor intends to terminate or materially modify existing Contracts with Ericsson or its Affiliates (or Calix). Neither Ericsson nor any Affiliate of Ericsson has had any of the Ericsson Products returned by a purchaser except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Ericsson.

(a) To the Knowledge of Ericsson, neither Ericsson nor any Affiliate of Ericsson has any outstanding material dispute concerning products or services provided by any supplier relating to the Business or Purchased Assets. Ericsson has no knowledge (i) of any material dissatisfaction on the part of any such supplier, (ii) that any such supplier intends to cease or materially diminish the provision of products or services to Ericsson or its Affiliates, or (iii) of any fact or circumstance that could reasonably be expected to cause such supplier to cease or materially diminish the provision of products or services to Ericsson or its Affiliates. Neither Ericsson nor any Affiliate of Ericsson has received any information from any supplier that such supplier shall not continue as a supplier to Calix after the Closing or that such supplier intends to terminate or materially modify existing Contracts with Ericsson or its Affiliates (or Calix). Ericsson has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and Ericsson has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

2.17     Products; Warranties; Purchase Commitments. There are no pending or, to Ericsson's Knowledge, threatened claims, and neither Ericsson nor any Affiliate of Ericsson have been notified in writing of any claims, relating to any warranty obligations, failure to meet warranties or material product returns, other than normal returns in the ordinary course of business. There are no pending, or, to Ericsson's Knowledge, threatened, and neither Ericsson nor any Affiliate of Ericsson has been notified in writing of, any material claims relating to product liability against or involving Ericsson or its Affiliates or any Ericsson Product.

(a) All of the Ericsson Products comply in all material respects with all authorizations, permits or licenses of any Governmental Entity and all Legal Requirements.

(b) No outstanding purchase or outstanding lease commitment of Ericsson related to the Business presently is in excess of the normal, ordinary and usual requirements of the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Purchased Assets which will or would, if accepted, have an Ericsson Material Adverse Effect.

2.18     Finders' Fees; Transaction Expenses. Neither Ericsson nor any Affiliate of Ericsson is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated to which Ericsson is or will be a party, or in connection with the Transactions.

2.19     Representations Complete. To the Knowledge of Ericsson, no representation, warranty or statement contained in this Agreement and its schedules, appendices and exhibits, contains or shall contain any untrue statement or a material fact or omits or shall omit any material fact necessary to make the information contained not misleading in light of the circumstances in which they were made.

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF CALIX

Calix represents and warrants, to and for the benefit of Ericsson, as follows:

3.1 Organization and Standing. Calix is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.

3.2 Authority and Enforceability. Calix has all requisite entity power and authority to enter into this Agreement, the Transaction Documents and each of the other contemplated agreements and to consummate the contemplated transactions. The execution and delivery of this Agreement, the Transaction Documents and each of the other contemplated agreements and the consummation of the contemplated transactions and have been authorized by all necessary corporate action on the part of Calix. This Agreement has been executed and delivered by Calix and constitutes the valid and binding obligation of Calix enforceable against it in accordance with its terms, and the Transaction Documents and each other contemplated agreement, after being executed and delivered by Calix will constitute a valid and binding obligation of Calix, enforceable against it in accordance with its terms.

3.3 Non-Contravention. The execution and delivery of this Agreement, the Transaction Documents, and each of the other contemplated agreements, the consummation of the contemplated transactions, and the performance by Calix of its obligations do not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person under, (i) any provision of the Certificate of Incorporation or other equivalent organizational or governing documents of Calix, or (ii) any Legal Requirements applicable to Calix or to any of its material properties or assets.

3.4 Government Consent. No Approval of any Governmental Entity is required by or with respect to Calix in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Calix's ability to consummate the Transactions or to perform its obligations under this Agreement.

3.5 Finders' Fee; Transaction Expenses. Neither Calix nor any Affiliate of Calix is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated to which Calix is or will be a party, or in connection with the Transactions.

ARTICLE IV: CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of Ericsson. During the Pre-Closing Period:

(a) Ericsson shall, and shall cause its Affiliates to, conduct the Business in the ordinary course of business in substantially the same manner as previously conducted and in compliance with all Legal Requirements;

(b) Ericsson shall, and shall cause its Affiliates to, (i) as related to the Business or the Purchased Assets, pay all of its debts and Taxes when due, subject to good faith disputes over such debts, (ii) as related to the Purchased Assets, pay or perform its other obligations when due, (iii) as related to the Business, use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business, (iv) sell Ericsson Products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition, and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact the Purchased Assets, keep available the services of the Business Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Business, to the end that the Purchased Assets, including goodwill, shall be unimpaired at the Closing;

(c) Ericsson shall promptly notify Calix of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Business or the Purchased Assets or cause any of the conditions to Closing set forth in Article VI not to be satisfied; and

(d) Ericsson shall assure that each of its Contracts related to the Business entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Calix prior to allowing any Material Contract or right to lapse or terminate by its terms.

4.2 Restrictions on Conduct of Business of Ericsson. During the Pre-Closing Period, Ericsson shall not, and shall not permit any of its Affiliates to, do, cause or permit any of the following:

(a) Material Contracts. Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Transactions, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(b) Employees; Consultants; Independent Contractors. (i) Hire any additional Business Employees, or any consultants or independent contractors to provide services related to the Business, (ii) terminate without cause the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of Ericsson who are Business Employees, (iii) enter into, amend or extend the term of any employment or consulting agreement with any Business Employee, or consultant or independent contractor who provides services to the Business, or (iv) enter into any Contract with a labor union or collective bargaining agreement which affects a Business Employee. Ericsson shall notify Calix of the termination of an Employee pursuant to (ii) above;

(c) Intellectual Property; Ericsson Patents. (i) Transfer or license from any Person any rights to any Technology within the Purchased Assets, or transfer or license to any Person any rights to any Ericsson-Owned Intellectual Property within the Purchased Assets, or transfer or provide a copy of any Ericsson Proprietary Software, or exclusively license, assign or transfer any Ericsson Licensed Intellectual Property used in the Business, to any Person (including any current or former employee or consultant of Ericsson or any contractor or commercial partner of Ericsson) (other than providing access to Ericsson Proprietary Software to current employees and consultants of Ericsson involved in the development of the Ericsson Products on a need to know basis, consistent with past practices); (ii) dispose of or permit to lapse any rights in, to or for the use of any Technology within the Purchased Assets or Intellectual Property Rights within the Purchased Assets used in connection with, or otherwise related to, the Business; or (iii) transfer or exclusively license or sublicense to any Person any rights to any Third Party Intellectual Property necessary for the conduct of or primarily related to the Business; or (iv) assign any rights in, or exclusively license, the Ericsson Product Patents, unless such transfer is made subject to Calix's rights to be granted in the attached License Agreement.

(d) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement, excluding Patent Contracts, under which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Ericsson Products, the Business, Technology within the Purchased Assets, or containing any non-competition covenants or other restrictions relating to its conduct of the Business or that could potentially impact Calix's business activities;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, other than sales of Ericsson Products in the ordinary course of business and consistent with past practice, or enter into any Contract with respect to the above;

(f) Insurance. Materially change the amount of any insurance coverage related to the Purchased
Assets;

(g) Termination or Waiver. Terminate or waive any right of substantial value related to the
Purchased Assets;

(h) Severance Agreement. Enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Business Employee or consultant who provides service to the Business;

(i) Lawsuits; Settlements. (i) Commence a lawsuit or (ii) settle or agree to settle any pending or threatened Proceeding, lawsuit or other dispute, in each case related to the Purchased Assets;

(j) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted
Encumbrance) on any of the Purchased Assets;

ARTICLE V: CERTAIN COVENANTS OF THE PARTIES

5.1 Confidentiality; Public Disclosure. The Parties acknowledge that Calix, Inc. and Ericsson Inc. have previously executed a Non-Disclosure Agreement dated January 6, 2012 (“Confidentiality Agreement”) which shall continue in full force and effect and shall apply to all Confidential Information (as defined in that Confidentiality Agreement) disclosed by either Party in the course of the transactions contemplated by this Agreement. From and after the Agreement Date, neither Party or its Representatives shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use the other Party's name or refer to the other Party directly or indirectly in connection with the contemplated Transaction in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may make any public disclosure as required by Legal Requirements or any listing agreement with any national or regional securities exchange or market upon reasonable prior notice to the other Party.

5.2 Regulatory Approvals. Either Party shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be required, or which the other Party may reasonably request, in connection with the consummation of the Transactions. Each Party shall use commercially reasonable efforts to obtain, and to cooperate with the other Party to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable with respect to such authorizations, approvals and consents. Each Party shall promptly inform the other Party of any material communication with any Governmental Entity regarding any of the Transactions. If either Party or its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the other Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request

5.3 Reasonable Efforts. Each Party agrees to use its commercially reasonable efforts, and to cooperate with the other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

5.4 Third Party Consents; Notices.

(a) Ericsson shall obtain prior to the Closing, and deliver to Calix at or prior to the Closing, all notices, consents, waivers and approvals under each Contract listed or described on Schedule 5.4.

(b) Ericsson shall give all notices and other information required to be given to the employees of Ericsson, any collective bargaining unit representing any group of employees of Ericsson, and any government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Legal Requirements in connection with the Transactions.

5.5 Access to Information.

(a) During the Pre-Closing Period, Ericsson shall afford Calix and its Representatives, reasonable access during business hours to (A) all of Ericsson's properties, books, Contracts, intellectual property, employees and records related to the Business or the Purchased Assets, and (B) all other information concerning the Business or the Purchased Assets as Calix may reasonably request, and

Ericsson shall respond promptly to Calix's requests concerning the above.

(b) Subject to compliance with Legal Requirements, during the Pre-Closing Period, Ericsson shall confer from time to time as requested by Calix with one or more Representatives of Calix to discuss any material changes or developments in the operational matters of the Business.

(c) No information or knowledge obtained in any investigation under this Section 5.5 shall affect or be deemed to modify any representation or warranty or the conditions to the obligations of the Parties to consummate the Transactions.

5.6 Employees and Contractors.

(a) Calix intends to extend offers of employment to the Business Employees listed on Schedule 5.6 (such employees who accept Calix's offers of employment and commence employment with Calix or an Affiliate of Calix on the Closing Date are referred to as the “Transferred Employees”), which offers shall be on terms and conditions which Calix shall determine in its sole discretion. Ericsson shall accept the resignation of the employment of all Transferred Employees immediately prior to the Closing and shall cooperate with and use its reasonable efforts to assist Calix in its efforts to secure satisfactory employment arrangements with those employees of Ericsson to whom Calix makes offers of employment. In the event that one or more Employees listed in Schedule 6.4 elect not to become Calix employees effective at the Closing Date, Ericsson shall follow the remedies and actions outlined in Appendix D of this agreement.

(b) Ericsson shall be solely responsible for all obligations and liabilities of the Ericsson Employee [***].

(c) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Calix, nor interfere with the right of Calix to terminate the employment of any Transferred Employee at any time, with or without cause.

(d) Calix, as the successor-in-interest entity to Ericsson for purposes of immigration-related issues for the Transferred Employees, will acquire the immigration-related liabilities of such employees and will defend, indemnify and hold Ericsson harmless from any U.S. immigration claims, damages, or liability that may accrue after the Closing Date with the exception of liabilities related to fraud and misrepresentation that occurred prior to the transfer.

(e) This Section 5.6 shall not confer any rights, benefits or remedies upon, and shall not be enforceable by any Transferred Employee or any other Person, other than Calix and its successors and assigns. Nothing contained in this Section 5.6 shall in any way alter the at-will employment status or any other terms of employment of any Transferred Employee. [***] The provisions of this Section 5.6 are for the sole benefit of Calix and Ericsson and nothing in this Section 5.6, expressed or implied, is intended or shall be construed to constitute an amendment of any Ericsson Employee Plan or Calix plan, arrangement, policy or agreement (or an undertaking to amend any such plan, arrangement, policy or agreement) or other compensation and benefits plan maintained for or provided to Business Employees, including Transferred Employees, prior to, on or following the Closing Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.7 Tax Matters.

(a) Each Party agrees to furnish to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by either Party, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Ericsson shall retain all Books and Records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. Calix and Ericsson further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated transactions).

(b) Allocation of Straddle Period Property Taxes. Ericsson shall be responsible for and shall pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre- Closing Tax Period, and Calix shall be responsible for and shall pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Each Party shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.7(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement. In the event that either Party makes any payment for which it is entitled to reimbursement under this Section 5.7(b), the other Party shall make such reimbursement no later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Calix shall, at its election, be entitled to recover any Property Taxes for which Ericsson is liable under this Section 5.7(b).

(c) Certain Taxes. The Parties agree that the Purchase Price is exclusive of any transfer, documentary, sales, use, stamp, registration, value added and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”). Each Party shall be responsible for the payment of 50% of any Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the execution of any other Transaction Document; provided, that if any such Transfer Taxes are required to be collected, remitted or paid by a seller, 50% of such Transfer Taxes shall be paid by Calix to Ericsson at the Closing or thereafter, as required. All other Closing expenses will be paid by the Party incurring such expenses. Upon request , the Party taking responsibility for the remittance of a jointly paid amount of Transfer Tax to a Tax Authority shall provide the other Party with an original receipt (or such other evidence as shall be reasonably satisfactory) evidencing the payment of such Transfer Taxes.

(d) Each Transfer Tax Return with respect to Transfer Taxes imposed in respect of this Agreement and the transactions contemplated herein or in respect of the execution of any other Transaction Document shall be prepared by the Party that customarily has primary responsibility for filing such Transfer Tax Return pursuant to the applicable Tax Laws. Any Transfer Tax Returns prepared by pursuant to this Section shall be made available to the other Party at least five Business Days before such Tax Returns are due to be filed. The Party not filing such return shall pay to the filing Party 50% of the Transfer Taxes payable at least one Business Day before such Transfer Tax becomes due and payable.

(e) Calix, with the reasonable assistance of Ericsson, shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns with respect to the Assets or the Business for all Straddle Periods.

(f) Audits. Ericsson shall promptly notify Calix in writing upon receipt by Ericsson of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments that reasonably may be expected to relate to the Purchased Assets.

(g) Characterization of Payments. Any payments made under this Section 5.7 or Article VIII shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by law.

5.8 Assets Held by Affiliates. To the extent that any of the Purchased Assets are held or owned by Affiliates of Ericsson as of the Agreement Date, Ericsson shall cause each such Affiliate to transfer the Purchased Assets held by such Affiliate to Ericsson prior to the Closing. Notwithstanding the foregoing, the Parties recognize and agree that the Patent License Agreement and assignment of copyrights will be done by agreements with Affiliates of Ericsson.

5.9 Further Actions. From and after the Closing Date, Ericsson shall cooperate with Calix and Calix's Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Calix may reasonably request, for the purpose of evidencing the Transactions and putting Calix in possession and control of all of the Purchased Assets.

5.10     Further Assurances . Ericsson agrees to, and shall cause its respective Subsidiaries to, without further consideration, execute and deliver, following the Closing, such other instruments of transfer and take such other action as Calix or its counsel may reasonably request in order to put Calix in possession of, and to vest in Calix, good, valid and unencumbered title to the Purchased Assets under this Agreement and to consummate the contemplated acquisition.

5.11     Non-Compete; Non-Solicit.

(a) Ericsson agrees that neither Ericsson nor any Affiliate of Ericsson will at any time during the one- year period from and immediately following the Closing Date, solicit, seek to employ or otherwise attempt to induce any Transferred Employee to terminate his or her employment with Calix or any Affiliate of Calix, unless Calix gives its written consent to such employment or offer of employment. The restrictions on solicitation set forth in this Section 5.11(a) shall not apply to general bona fide public advertisements for employment placed by Ericsson and not specifically targeted at the employees of Calix or its Affiliates.

(b) Ericsson acknowledges that the provisions of this Section 5.11 are reasonable and necessary to protect the interests of Calix, that any violation of this Section 5.11 may result in an irreparable injury to Calix and that damages at Law may not be reasonable or adequate compensation to Calix for violation of this Section 5.11 and that, in addition to any other available remedies, Calix shall be entitled to seek to have the provisions of this Section 5.11 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 5.11. In the event that the provision of this Section 5.11 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by Law, then the provisions shall be deemed reformed to the maximum extent permitted by Law.

5.12 Transition Services. For a period of 90 days following the Closing Date, Ericsson shall provide Calix with services to assist in the transition of the operation of the Purchased Assets, including the sale and marketing of the Business Products, by Calix after the Closing Date (“Transition Services”). Such Transition Services shall be provided on terms set forth in the attached Exhibit C, Transition Services.

ARTICLE VI: CONDITIONS TO THE TRANSACTIONS

6.1 Conditions to Obligations of Each Party to Consummate the Transactions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the above, and no statute, rule, regulation or Order shall have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b) Governmental Approvals. The Parties shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

6.2 Additional Conditions to Obligations of Ericsson. The obligations of Ericsson to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Ericsson and may be waived by Ericsson in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Calix in this Agreement in Section 3.1 and Section 3.2 and any representations and warranties of Calix in this Agreement that are qualified as to materiality shall have been true and correct in all respects on and as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and all other representations and warranties of Calix in this Agreement shall have been true and correct in all material respects on and as of the Agreement Date and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date. Calix shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Ericsson shall have received each of the agreements, instruments and other deliveries set forth in Section 1.4(a).

6.3 Additional Conditions to the Obligations of Calix. The obligations of Calix to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Calix and may be waived by Calix in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Ericsson in this Agreement in Section 2.1, Section 2.2 and Section 2.3 and any representations and warranties of Ericsson in this Agreement that are qualified as to materiality shall have been true and correct in all respects on and as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and all other representations and warranties of Ericsson in this Agreement shall have been true and correct in all material respects on and as of the Agreement Date and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date. Ericsson shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Calix shall have received each of the agreements, instruments and other deliveries set forth in Section 1.4(b).

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Calix's ownership, conduct or operation of the Purchased Assets or the Business, following the Closing shall be in effect. Nor shall there be pending or threatened any Proceeding seeking (i) any of the above, any restraint relating to antitrust or any other injunction or restraint, or (ii) material damages in connection with the Transactions.

(d) No Ericsson Material Adverse Effect. There shall not have occurred and still be occurring an Ericsson Material Adverse Effect.

6.4 Employees. (i) Ericsson shall not have terminated the employment (unless for cause) of any of the employees identified on Schedule 5.6.

6.5 Proceedings. Since the Agreement Date, there shall not have been commenced or threatened against Calix, or against any Person Affiliated with Calix, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.6 Release of Liens. Calix shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on any of the Purchased Assets of all such Encumbrances on the Purchased Assets effective upon or concurrent with the Closing.

ARTICLE VII: TERMINATION

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned by authorized action taken by the terminating Party:

(a) by mutual written consent of the Parties;

(b) by either Party, if the Closing shall not have occurred on or before the date six months after the Agreement Date or such other date that Calix and Ericsson may agree upon in writing; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either Party, if any permanent injunction or other Order of a Governmental Entity of competent authority preventing the consummation of the Transactions shall have become final and non-appealable;

(d) by Calix, if (i) Ericsson shall have breached any representation, warranty, covenant or agreement and such breach shall not have been cured within ten Business Days after receipt by Ericsson of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, or (ii) there shall have been an Ericsson Material Adverse Effect; or

(e) by Ericsson, if Calix shall have breached any representation, warranty, covenant or agreement and such breach shall not have been cured within ten Business Days after receipt by Calix of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of either Party or its respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Article IX (General Provisions), Section 5.1 (Confidentiality; Public Disclosure) and the Confidentiality Agreement shall remain in full effect and survive any termination of this Agreement and (b) nothing shall relieve any Party from liability in connection with any breach of such Party's representations, warranties or covenants prior to the date of such termination.

7.3 Extension; Waiver. At any time at or prior to the Closing, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party or in any document delivered, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party. At any time after the Closing, Ericsson on the one hand, and Calix on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such Party, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

7.4 Non-exclusivity of Termination Rights. The termination rights provided in Section 7.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right to terminate this Agreement under Section 7.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

ARTICLE VIII: INDEMNIFICATION

8.1 Survival of Representations and Warranties. Each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement, the Disclosure Schedule (including any exhibit or schedule of the Disclosure Schedule), and the other agreements and certificates contemplated without regard to investigation or knowledge. If the Transactions are consummated, all of the representations and warranties of Ericsson contained in this Agreement, the Disclosure Schedule, and the other agreements and certificates shall survive the Closing and remain in effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties, until two years following the Closing; provided, however, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Losses arising out of any fraud, intentional misrepresentation or intentional omission of Ericsson, its Affiliates or their respective Representatives until the expiration of the applicable statute of limitations. All Disclosures made by or on behalf of any of the Parties, shall be deemed to be within the Knowledge of the receiving Party. If the Transactions are consummated, the representations and warranties of Calix contained in this Agreement and the other certificates shall expire as of the Closing. If the Transactions are consummated, all covenants of the Parties (including the covenants set forth in Article IV and Article V) shall expire as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification under Article VIII in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, Ericsson shall indemnify and hold harmless the Indemnified Persons from and against, and shall compensate and reimburse the Indemnified Persons for all Losses arising out of, resulting from, related to or in connection with (i) any failure of any certification, representation or warranty made by Ericsson in this Agreement, or (ii) any Excluded Liability or (iii) any breach of any covenant in this Agreement, but only to the extent such covenant provides that it is to be performed after the Closing.

(b) The above obligation of Ericsson to indemnify the Indemnified Persons shall be subject to each of the following principles or qualifications:

(i) No claim for the recovery of Losses under Section 8.2(a)(i) may be asserted by any Indemnified Person against Ericsson or its successors in interest after such representations and warranties have expired under Section 8.1; provided, however, that claims first asserted in writing prior to such expiration shall not be barred.

(ii) The maximum aggregate amount of indemnifiable Losses that may be recovered from Ericsson for claims made under Section 8.2(a)(i) shall not exceed the Purchase Price. Claims arising out of, resulting from, related to or in connection with fraud, intentional misrepresentation or intentional omission of Ericsson, its Affiliates or any of their respective Representatives, and all Losses related to Excluded Liabilities, shall not be subject to this Section 8.2(b)(ii) or any other contractual limitation.

(iii) The Liability of Ericsson for indemnifiable Losses under Section 8.2(a)(i) shall not be payable unless and until the aggregate amount of Losses suffered or incurred by the Indemnified Persons exceeds $500,000, following which, the Indemnified Persons shall be entitled to seek compensation for all indemnifiable Losses, and Ericsson shall be responsible for the payment of indemnifiable Losses, without regard to such limitation; provided, that the limitation set forth in this Section 8.2(b)(iii) shall not apply to any Losses due to Claims arising out of, resulting from, related to or in connection with fraud, intentional misrepresentation or intentional omission of Ericsson, its Affiliates or any of their respective Representatives.

(iv) The right to indemnification based on any representations or warranties will not be affected by (A) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty or (B) the breach of, or knowledge of the inaccuracy of any, such representations or warranties by Ericsson.

(v) Ericsson (A) waives any right to require any Indemnified Person to (1) proceed against any Person including any other Indemnified Person, (2) proceed against or exhaust any collateral or security or (3) pursue any other remedy in its power, and (B) waives any defense arising by reason of any inability of any other obligor to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies with respect to any other Person.

(vi) This Section 8.2 states Ericsson's, including its Affiliates or any of their respective Representatives, sole liability for claims arising out of this Agreement, the Transactions, and related agreements.

8.3 Indemnification Procedure. In the event Calix becomes aware of a third-party claim which Calix believes may result in a claim for indemnification under this Article VIII by or on behalf of an Indemnified Person, Calix shall promptly notify Ericsson of such third-party claim. No delay in providing such notice shall affect an Indemnified Person's rights, unless (and then only to the extent that) Ericsson is materially prejudiced. Calix shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Calix in connection with such defense, settlement or resolution (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Losses for which Calix may seek indemnification via a claim). Ericsson shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of Ericsson, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Ericsson shall have objected within 15 days after a written request for such consent by Calix, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Losses relating to such matter. In the event that Ericsson has consented to any such settlement or resolution, Ericsson shall not have any power or authority to object under Section 8.3 or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution.

ARTICLE IX: GENERAL PROVISIONS

9.1 Fees and Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the Party incurring such expense, and all Transaction Expenses shall be borne by Ericsson.

9.2 Bulk Sales Compliance. Calix hereby waives compliance by Ericsson with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with Ericsson's sale of the Assets hereunder.

9.3 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any Party, the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.4 Governing Law; Venue. The Transaction Documents shall be construed under the laws of the State of New York, US, without regard to its conflicts of laws provisions. The Parties consent to the exclusive jurisdiction of, and venue in, the state and federal courts within the state of New York for the resolution of any disputes arising out of or related to the Transaction Documents.

9.5 Notices. Any notice or other communication required or permitted to be delivered to either Party under the Transaction Documents shall be in writing and shall be deemed given upon receipt when delivered (by hand, mail, courier or email with confirmed receipt) to the addresses set forth above (or to such other address as such Party shall have specified in a written notice given to the other Party), and directed to the following individuals:

if to Calix, to:	Carl Russo
President and CEO
Email: [***]

with a copy to:	Denis J. Quinlan
General Counsel
Email: [***]

if to Ericsson, to:	John Moore
General Counsel
Email: [***]

with a copy to:	Kyle McElroy
Associate General Counsel
Email: [***]

9.6 Successors and Assigns; Parties In Interest.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns (by merger, consolidation, acquisition of stock or assets or otherwise).

(b) Except as set forth below, neither Party may assign its rights under this Agreement (including indemnification rights under Article VIII), in whole or in part, to any other Person without first obtaining the written consent or approval of the other Party. After the Closing Date, Calix may transfer and assign this Agreement and the rights granted under it upon the sale of all or substantially all of Calix's assets. Provided, however, that this Section 9.6(b) shall not apply to the assignment of Calix's rights under the Patent License Agreement between Calix and Telefonaktiebolaget LM Ericsson (as set forth in Exhibit C). Calix agrees to use commercially reasonable efforts to notify Ericsson not less than 30 days prior

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the sale of all or substantially all of its assets. Prior to the Closing Date, upon the sale of all or substantially all of Calix's assets, Calix may assign this Agreement with the prior written consent of Ericsson, which shall not be unreasonably withheld.

(c) Except for the provisions of Article VIII, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns. However, (i) no employee of Ericsson shall have any rights under this Agreement or under any of the other Transaction Documents, and (ii) no creditor of Ericsson shall have any rights under this Agreement or any of the other Transaction Documents.

9.7 Remedies Cumulative; Specific Performance. Ericsson agrees that: (a) in the event of any breach or threatened breach by Ericsson of any covenant, obligation or other provision set forth in this Agreement, Calix shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither Calix nor any other Indemnified Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

9.8 Severability. In the event any one or more of the provisions of the Transaction Documents is held to be unenforceable under any law, such unenforceability shall not affect any other provision of the Transaction Documents. The Transaction Documents shall be construed as if the unenforceable provision(s) had not been contained in it, and the Parties shall negotiate in good faith to replace the unenforceable provisions by such modified provisions as have the effect nearest to that of the provisions being replaced.

9.9 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitutes the entire understanding between the Parties concerning its subject matter and supersedes all prior discussions, agreements, understandings, and representations, including the conflicting terms of any purchase order or other document, whether oral or written and whether or not executed by Calix or Ericsson. No modification, amendment or other change may be made to this Agreement unless in writing and executed by authorized representatives of both Parties.

9.10 English Language. The Transaction Documents are in the English language only, which language will be controlling in all respects, and any versions in any other language will not be binding on the Parties. All communications and notices to be made or given under the Transaction Documents will be in English.

9.11 Execution. The Transaction Documents may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one agreement. The Parties agree that signatures delivered by scan, email or other electronic means shall be considered original signatures for all purposes under the Transaction Documents.

The Parties have caused this Agreement to be executed and delivered as of the Agreement Date.

Calix, Inc.

By:
Printed Name:
Title:

Ericsson, Inc.

By:
Printed Name:
Title:

Exhibit A
BILL OF SALE

THIS BILL OF SALE, made as of the _____ day of __________, 2012, by and between Ericsson Inc. A Delaware Corporation, (“Seller”), and Calix Inc. A Delaware Corporation, located at 1035 N. McDowell Blvd., Petaluma, CA 94954 (“Buyer”). Additional capitalized terms are defined in the Asset Purchase Agreement between Seller and Buyer dated August 20, 2012 (the “Agreement”).
WHEREAS, Seller and Buyer have agreed to the sale and purchase of the following assets: [***] of capital assets listed as Appendix A of this Bill of Sale, [***] of EDA 1500 GPON inventory and a credit for an additional [***] of Inventory to be transferred on or before January 15, 2013, and all Ericsson Products (collectively, “Equipment”);
WHEREAS, Seller and Buyer agree that [***] of inventory will transfer on the Closing Date, and another [***] on or before January 15, 2013, inventories will continue to change from signing of the Agreement until the Closing Date. Therefore upon the Closing Date Seller will provide Buyer a list of inventory to transfer and provide this inventory on mutual agreement.
WHEREAS, the Seller and Buyer have agreed that the price for the Purchased Assets transferred under the Agreement (including without limitation the Equipment) would be $12 Million USD and that the Equipment would be made available for Buyer on the Closing Date.
NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.
Seller hereby sells, transfers, and conveys to Buyer all of Seller's rights, title, and interest in and to the Equipment in exchange for the payment of $12 Million USD, payable to Ericsson, Inc. in certified funds.

2.
Buyer purchases the Equipment AS IS, WHERE IS AND WITH ALL FAULTS. Except as set forth in the Agreement, Seller expressly disclaims all warranties (express, implied or statutory) of any type including but not limited to (a) the implied warranty of merchantability, (b) the implied warranty of fitness for a particular purpose and (c) any warranty regarding the use of the Equipment, its design or condition, its quality, capacity or workmanship, the conformity of the Equipment to any law, rule, regulation, specification or contract or purchase order relating thereto, or patent infringement.

(“Seller”)	(“Buyer”)
By:	By:
Name:	Name:
Title:	Title:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A
Capital Assets

[***]

Inventory Summary as of August 17, 2012
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Reseller Agreement

This Reseller Agreement (“Reseller Agreement”) is entered into on August __2012 (“Effective Date”) between Ericsson AB (“Ericsson”), a Swedish corporation with offices at Torshamngsgatan 23, 164 80 Stockholm, Sweden and Calix, Inc. (“Calix”), a Delaware corporation with offices at 1035 N. McDowell Blvd., Petaluma, CA 94954. Ericsson and Calix may be referred to individually as a “Party” or collectively as the “Parties.”

Calix appoints Ericsson as a Reseller of Calix products on the following terms and conditions:

1.	Terms of Appointment.

1.1
Appointment. Subject to the terms and conditions of this Reseller Agreement, Calix appoints Ericsson, as a non-exclusive reseller of those Calix products listed in Exhibit A (“Products”), and as a reseller of Calix Services and Support (“Services”) as listed in the Support and Service Addendum, attached as Exhibit B. Ericsson agrees to purchase the Products and Services exclusively from Calix, and shall not serve as a reseller of new or used Products obtained from other sources.

1.2
Preferred Global Partner. During the Term (as defined below) Ericsson will be the prime contractor for the resale of Products and Services to those customers of Ericsson listed in Exhibit C (“Customers”), except as set forth below. It is Ericsson's intention to sell the Calix Products as Ericsson's preferred solution for broadband access applications and Ericsson Business Networks shall position Calix as its preferred global partner. Calix and Ericsson wish to work cooperatively to develop the broadband access market for application solutions such as GPON across Ericsson and Customer's networks. Accordingly, Ericsson agrees to introduce Calix to all Ericsson Customers listed in Exhibit C. Calix will have the responsibility to coordinate with Ericsson for introductions to such Customers. Upon reviewing each Customer, and with Ericsson's consent (which will not be unreasonably withheld), Calix may offer and conclude completely separate agreements directly with Customers at Calix's discretion.

1.3
Marketing and Sales Program. With Calix's input and mutual approval of the Parties, Ericsson shall prepare a marketing and sales program to promote the Calix Products widely among Ericsson's and its affiliates' marketing organization and sales force. This program shall include but is not limited to marketing launch, marketing materials, business solution materials, support documentation, sales launch program, road shows and training sessions.  Ericsson shall launch this program as part of a global access solution and Calix will provide the required material and resources to support Ericsson in this effort.  Ericsson will also place these materials in the Ericsson Global product Catalog for access by Ericsson regions and Customer units.  Both Parties shall support the above programs with product management, project management, program management, and technical support, and Ericsson shall maintain a support organization to fulfill these requirements. The Parties agree to evaluate the progress of this Section 1.3 through Quarterly Business Reviews (“QBRs”).

1.4
Amendment of Exhibit C. Exhibit C may be amended from time to time by via the following process: Ericsson shall notify Calix in writing each time it wishes to add a “Customer” to Exhibit C. Within five business days of receipt of such notice, Calix must accept or decline the addition. If Calix fails to decline such designation within five business days of receipt of notice from Ericsson, the notice shall be deemed accepted and such Customer shall be added to the list in Exhibit C.

1.5
Direct Sales. Calix shall have the right to appoint other resellers of the Products and Services. Calix shall at all times retain the right to sell, market and service the Products and Services directly to any customer (including those listed in Exhibit C). In the event Ericsson and Calix do not agree on a direct Calix customer relationship as permitted in this Section 1.2, except as set forth in Section 1.6 below, if Calix intends to sell directly to a Customer listed in Exhibit C, Calix may proceed to sell to such Customer after providing 30 days notice to Ericsson.

1.6
Focus on Calix Products and Services. The intent of the Parties is to develop a market for, promote, and sell the Calix Products and Services. Ericsson BNET will work in good faith, both for new and existing Customers to position Calix as the vendor of choice for all broadband access opportunities.  If to the knowledge of director level and above employees of the Ericsson PAID organization during the Term of this Reseller Agreement, and upon the request of an Ericsson Customer, an Ericsson Region, affiliate or distributor intends to market or offer an alternative solution of non-Calix products or services that may reasonably be considered competitive with the Products or Services, Ericsson BNET will work with Calix on a competitive offering to meet the Customer requirement.  Ericsson will notify Calix at least 30 days in advance of offering such competitive products or services and offer Calix the immediate ability to sell directly to that customer.

1.7
Resale Restrictions. Except with Calix's prior consent, Ericsson shall not resell Products to any other reseller, to any other similar resale vendor or channel partner, or to any Calix competitor, including but not limited to Adtran, Alcatel-Lucent, Enablence, Huawei, Tellabs, Zhone, and ZTE.

1.8	Customer Service. Ericsson agrees to provide its Customers with technical service in accordance to the standards and terms set forth in Exhibit B.

1.9	Forecasts and Reports. Ericsson shall furnish Calix with:

1.9.1	within15 business days of the end of each quarter, a statement of shipments of Products, with detail by Customer; including, Customer name, ship-to-address, part number, quantity, and ship date.

1.9.2	a quarterly, non-binding, rolling 12-month forecast which sets forth projected demand for the Products and Services for each of the succeeding 12 months;

2.	Term and Termination.

2.1.
Term. This Reseller Agreement is effective as of the Effective Date, and shall continue in force, unless terminated under Section 2.2, below, for an initial period of three years (“Term”). The Term will then automatically renew for a succession of one-year periods unless either Party gives 60 days' written notice of termination prior to the end of any such one-year extension of the Term.

2.2.	Termination. This Reseller Agreement may also be terminated:

2.2.1	By Calix, effective immediately upon Ericsson's receipt of Calix's written notice of termination, upon the occurrence of any of the following events:

2.2.1.1.	a breach of Section 11 of this Reseller Agreement;

2.2.1.2.
Ericsson becoming the subject of any proceeding under bankruptcy, receivership, insolvency or similar laws instituted by or against Ericsson, which proceedings are not dismissed as to Ericsson within 30 days after being instituted;

2.2.1.3.	Ericsson engaging in conduct which, in the sole judgment of Calix, adversely affects Calix's reputation or its interests in the promotion, marketing or distribution of Products or Services; or

2.2.1.4.	any change of control of Ericsson; or

2.2.2	By either Party, if the other fails to cure a material breach of this Reseller Agreement, other than of

Section 11, within 30 days after receipt of notice of such breach.

2.2.3	By Ericsson, effective immediately upon Calix's receipt of Ericsson's written notice of termination, upon the occurrence of any of the following events:

2.2.3.1	A change of control event in which Calix is acquired by or merged into any entity which may reasonably be considered to be a direct competitor of Ericsson

2.2.3.2
Calix becoming the subject of any proceeding under bankruptcy, receivership, insolvency or similar laws instituted by or against Calix, which proceedings are not dismissed as to Calix within 30 days after being instituted; or

2.2.3.3	Calix engaging in conduct which, in the sole judgment of Ericsson, adversely affects Ericsson's reputation or its interests in the promotion, marketing or distribution of Products or Services;

2.3.	Obligations Upon Termination. Upon the expiration or termination of this Reseller Agreement for any reason (“End Date”) Ericsson shall, within 90days of the End Date:

2.3.1	Make all payments due to Calix incurred prior to the End Date;

2.3.2
Return to Calix any and all Calix Confidential Information, sales promotion materials such as catalogues, price lists, technical manuals, signs, displays, etc., and Ericsson shall discontinue any and all use of Calix's name, and shall cease in any manner to represent itself to be a Reseller of the Products and Services;

2.3.3
Provide Calix with complete information regarding any outstanding commitments to supply Products or Services to Customers that had not yet been reduced to orders, and assist Calix in good faith to fulfill any such commitments; and

2.3.4	Cooperate with Calix to transfer all existing warranty obligations and agreements for technical support services to Calix.

2.4.	Ongoing Rights and Obligations. From and after the End Date:

2.4.1	End user licenses to software contained in Products will survive termination or expiration of this Reseller Agreement in accordance with their terms;

2.4.2	Ericsson may resell Products and Services for which orders have been accepted prior to the End Date; and

2.4.3
Each Party shall remain obligated to provide any indemnification due to the other Party under this Reseller Agreement, and each Party will retain all rights and entitlement to remedies with respect to any prior breach of this Reseller Agreement;

2.5.
The rights and remedies provided for in this Section are in addition to any other remedy provided by law, and do not release either Party from any liability for damages for which it might otherwise be responsible. Rights and obligations that by their nature would continue beyond the termination of this Reseller Agreement shall survive the termination of this Reseller Agreement.

2.6.
The termination of this Reseller Agreement for any reason whatsoever shall be without prejudice to any right or obligation of any Party in respect of this Reseller Agreement, which has arisen prior to such termination, including but not limited to that all sublicenses granted to end users (or required to be granted under binding quotes, contracts or purchase orders) before termination shall remain in full force and effect and end users' continued use of the Software shall in no way be affected. Further, Ericsson shall be entitled to continue to use the software and the support materials for the sole purpose of providing support to such end users.

3.	Pricing and Sale.

3.1.
Prices. Calix shall sell Products and Services to Ericsson at the prices in Exhibit A, as that Exhibit is amended from time to time by good faith agreement of the Parties (“Prices”). During the initial year of the Term, the Prices shall be adjusted by agreement of the Parties on a quarterly basis (at the end of each 90-day period following the Effective Date. Thereafter during the Term, the Prices shall be adjusted once annually, on or after each anniversary of the Effective Date. Prices are Calix Confidential Information, and shall not be disclosed to any third party, shall not be advertised, and shall not be posted to any website other than Ericsson or Customer intranet sites not available to the general public, or made available via any other publicly available resource.

3.2.
Taxes. Calix shall bear at its own cost any taxes, duties, levies, social charges, and other fiscal charges imposed on it or its employees, agents and subcontractors and keep Ericsson indemnified from any such duties, taxes, levies, and other fiscal charges if imposed on Ericsson in connection with the delivery of any Product, or the execution of the Services. Upon request by Ericsson, Calix shall show evidence that the applicable taxes have been paid. Value added, excise, use and sales tax, and any other taxes assessed as a result of the sale of Products and Services (apart from taxes assessed on the revenues of Calix) shall be the responsibility of Ericsson. If in accordance with present or future laws, any taxes are required to be withheld on payments made by Ericsson, Ericsson shall deduct such taxes from the amount owed to Calix and pay the taxes to the appropriate tax authority. Promptly after each such payment, the official tax receipt issued by the tax authority will be forwarded by Ericsson to Calix to enable it to support a claim for tax credit.

3.3.
Resale Prices. Ericsson will determine its own resale prices to Customers. Calix may, however, from time to time provide Ericsson with suggested retail price lists. Resale prices shall not be shared with any third party other than Customers, and shall not be advertised publicly, posted to any website other than Ericsson or Customer intranet sites not available to the general public, or made available via any other publicly available resource. However, Ericsson may disclose pricing to Customers via a secure, password-protected website or online system controlled by Ericsson and made available solely to Customers.

3.4.
Invoicing/Payment. Each invoice shall refer to one purchase order only and shall be submitted to Ericsson's location designated in the relevant purchase order. Invoices shall refer to the purchase order number and Ericsson's product or service numbers for the Services. All invoices are payable [***]. All prices are set forth in, and payments must be made in, U.S. dollars. Late payments will accrue interest at the lesser of 1.5% per month and the highest rate allowed by applicable law.

3.4.1	Products. Calix shall invoice Ericsson for Products and installation materials associated with Services upon shipment as per article 4.

3.4.2
Services. Services shall be invoiced quarterly in arrears. Installation Services may be invoiced only after acceptance of such Services by Ericsson and the applicable Customer on a per-site basis as defined within the applicable statement of work, and training Services may be invoiced only after performance of the specific training Services. Provided, however, that if Ericsson or Customer fail to accept or reject any Services within ten business days of receipt of notice from Calix that such Services have been completed, such Services shall be deemed accepted.

3.4.3	Products and Services acquired by Ericsson under any contract shall be regarded as part of Ericsson Company volumes in relation to staggered prices and other volume calculations.

3.4.4	Upon Calix's consent, Ericsson may deduct from any amounts payable to Calix any liquidated damages or other damages, costs and expenses owed to Ericsson as a result of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5.	Ordering Process.

3.5.1.
Ericsson (or one of its affiliates or authorized distributors (each an “Ericsson Company”)) shall send Calix orders for Products and Services (each an “Order”), which shall include: A) Order ID numbers in an agreed format; B) All necessary billing and shipping instructions; C) Product part numbers, descriptions, quantities and prices; and D) Complete Customer name and contact information. Orders may be sent to Calix by EDI, email, courier or mail. Calix may, at its discretion, accept Orders by phone, subject to confirmation via one of the above methods. Orders shall be signed or electronically authenticated by an authorized representative of Ericsson.

3.5.2.
Within two business days of receipt of an Order, Calix shall send an “Order Acknowledgment” accepting or rejecting Ericsson's order and confirming shipment date (“Shipment Date”). If Calix rejects an Order because it contains errors or omissions, Calix shall notify Ericsson of the particulars of the discrepancy within an additional three business days of sending the rejecting Order Acknowledgment, and request that Ericsson send Calix a corrected Order prior to acknowledgment.

3.5.3.
At the request of an Ericsson Company, Calix shall provide a quotation for Products and Services (“Quotation”). The Quotation shall be binding on Calix for a period of no less than 180 days. Ericsson Companies may issue Orders to the Calix by referring to the Quotation.

3.6.	Cancellation and Return.

3.6.1.	Ericsson may cancel an Order by giving written notice at least two weeks prior to Shipment Date.

3.6.2.	Any unopened Products may only be returned to Calix [***].

3.7.
Rescheduling. Ericsson may, without charge, reschedule the shipment of any Order by giving written notice to Calix no less than two weeks prior to the Shipment Date. The requested rescheduled shipment date shall be no more than 120 days after the original Shipment Date. In the event that Ericsson (a) gives notice of rescheduling less than two weeks prior to the Shipment Date, (b) requests a new shipment date greater than 120 days after the Shipment Date, or (c) attempts to request a second rescheduling of any Order, such Order shall be considered canceled and the terms of Section 3.6.1 shall apply.

3.8.	Delivery Delay.

3.8.1.
Calix will endeavor to provide Ericsson with 15 days notice in advance of any anticipated delay in the Shipment Date of a Product Order. In the event of any such delay, Calix shall use its best commercially reasonable efforts to:

3.8.1.1.	Upon mutual consent, make a partial shipment of the Products under such Order;

3.8.1.2.	Ship to other generally available Products providing substantially similar form, fit and function to the ordered Products; or

3.8.1.3.	Take such other reasonable actions as may be agreeable to Ericsson and Customer.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.8.2.
In the event that a Product delivery delay is greater than 30 days from the Shipment Date, and Calix is unable to implement solutions under Section 3.8.1 that are reasonably acceptable to Ericsson and the Customer, Ericsson may cancel any undelivered portion of such Order without cost to Ericsson. Further, if the reason for delay was solely due to Calix performance, Calix will reimburse Ericsson for any penalties charged by end customers that are specific to aforementioned delay, provided that Ericsson has given Calix notice of Customer agreements that have such penalty terms in advance of the placement of any Order to which such penalties may apply.

3.9.
Product Changes. Calix may make modifications in Specifications (as defined in Section 0, below), construction, or design of any Product at any time, and any Product so modified shall be accepted by Ericsson in fulfillment of existing Orders, provided that such Product, as modified, meets or exceeds the original Specifications. Calix shall endeavor to provide immediate notice to Ericsson of any such changes that affect Product form, fit and function.

3.10.	Obligation to Pay. Ericsson bears sole responsibility to pay for accepted Orders of Products and Services regardless of any non-payments by any of its Customers.

4.
Shipping, Title and Risk of Loss. All Orders shall be [***] Freight carrier shall be determined and shipping arrangements made by Calix based on Customer location and requirements, and title and risk of loss will pass to Ericsson when Calix places the Products at the disposal of the carrier.

4.2
In the event Calix's ability to ship accepted Orders is constrained due to an inability to procure sufficient raw materials necessary to satisfy all of its accepted customer orders, Calix agrees to, at a minimum, fulfill Ericsson's orders in the proportion equal to Ericsson's share of Calix's total customer orders for the same product.

5.	Warranty.

5.1.
Calix warrants that it has and will maintain sufficient rights and interests in licensed programs and Specifications (as defined below), including licensor's and any third party intellectual property rights (as applicable), to grant the rights and licenses under this Reseller Agreement with respect to the Products listed on Exhibit A as “Calix Product”. Calix makes no such warranties with respect to Products listed on Exhibit A as “1500 Legacy” and “ONT Legacy” Products.

5.2.
Warranty Period. Calix warrants that all Products shall operate in accordance with Calix's published specifications and documentation (“Specifications”), when used in accordance with those Specifications, for [***] from the date of shipment of Products (“Warranty Period”). Provided, however, that the Warranty Period shall not apply to any Ericsson ONT products listed in Exhibit A. The Warranty period may be extended only with purchase of extended warranty program coverage.

5.3.	Warranty Limitations.

5.3.1.	The above warranty extends only to new Products sold directly to Customers by Ericsson, and is not transferable to subsequent purchasers.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.2.
The above warranty shall not apply if the Product (i) has been subjected to abuse, misuse, accident, improper testing, improper storage, or other use contrary to Calix instructions, (ii) has been repaired or modified by persons other than Calix, (iii) has not been installed, operated, repaired and maintained in accordance with its documentation (iv) has failed due to an act of God, including without limitation fire, flood, tornado, earthquake, hurricane or lightning or (v) has been used with any third-party software or hardware not previously approved in writing by Calix. In addition, the above warranty shall not apply to Products (i) marked or identified as “sample,” (ii) loaned or provided at no cost, (iii) which have had their serial numbers or other identifying marks removed or altered, or (iv) sold “as is”.

5.3.3.
In the event that Ericsson provides any additional warranties to its Customers beyond those set forth in this Section 5: (i) Ericsson shall advise Calix in writing of such additional warranties; and (ii) any additional warranties are made at Eriksson's risk and will not bind Calix.

5.4.
Repair or Replacement. If during the Warranty Period (i) Calix is notified promptly in writing upon discovery of a breach of the above warranty, including a detailed description of the alleged breach, (ii) the Product is returned, shipping prepaid, to a designated manufacturing facility under Calix's then-current return procedures, and (iii) Calix determines that the Product is defective and not subject to any Section 5.3 exception, then, as Customer's sole remedy and Calix's sole obligation, Calix will, at its option, repair or replace the Product without charge. Any Product repaired or replaced under warranty shall have warranty coverage for the longer of [***] from return or the remaining Warranty Period. Replacement parts used in the repair of Products may be new or used. The replacement Products shall be delivered to Customer at Calix's expense and risk.

5.5.
Software. With respect to software defects, Calix's sole obligation is to use commercially reasonable efforts to: provide corrected software, communicate a workaround, or provide another remedy which enables Customer to achieve substantially the same functionality as could be obtained without the defect. The software warranty applies solely to software within two major releases of the most current for that Product.

5.6.
Specifications. Should Calix become aware of any error with regard to the content of the Specifications which is not (alone or accumulated) trivial or insignificant, Calix shall promptly inform Ericsson in writing about the error and provide Ericsson with new corrected Specifications. If Ericsson will suffer expenses as consequence of the error, the parties shall in good faith discuss to what extent Calix shall compensate Ericsson.

5.7.	Systemic Defects.

5.7.1.
By mutual consent, in addition to the warranties above, Calix shall be obligated to remedy any systemic defects in the Products. A systematic defect is a defect of the same or substantially the same type, that appears or is likely to appear during the reasonably expected life time of the concerned Products in more than 3% of such Products delivered during any relevant time period, such time period to be determined by Ericsson in its reasonable discretion, however not less than a time period of three consecutive months. In case of a systematic defect in the Products, Calix shall promptly:

5.7.1.1.
at no charge to Ericsson, replace all units of the respective Products delivered up to the time that the systematic defect has been remedied by Calix (provided, however that this Section 5.7.1.1 shall not apply to any EDA 1500 products previously shipped by Ericsson or shipped by Calix within the first nine months after the Effective Date); and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.7.1.2.	reimburse Ericsson for the actual costs for the replacement of such defective Products.

5.7.2.
Calix's obligations regarding systemic defects shall be applicable for the full expected life time of the relevant Products, which time, however, never shall be shorter than [***] from the date of delivery of the relevant Products, or [***] in the case of ONT Products.

5.8.
Disclaimer. Calix makes no additional warranty, express, implied or statutory, for any Product or Service, including without limitation any implied warranty of merchantability, fitness for a particular purpose, non-infringement, or arising from usage of trade, course of performance, or dealing.

6.
Road Maps. Under no circumstances shall provision to Ericsson of any product road maps, or other documents or oral presentations of any kind concerning Calix's future product or service development plans, be construed as a binding commitment to provide any such new products, services, features or enhancements to Ericsson or any Customer on any specific timetable or at all.

7.
Calix Advantage Program. Annual purchase of Calix Advantage Program services by Customers is mandatory and is required in order to receive the following with regard to Calix Products listed in Exhibit A only [***]:

7.1.	CMS. A license (under Section 8) to use Calix Management Software (“CMS”);

7.2.	Upgrades. All upgrades, updates and new releases of Calix Software (“Software”), including CMS, made generally available to other Software licensees; and

7.3.	Support. Toll-free telephone access to the Technical Assistance Center (“TAC”), for resolution of any Product issues, in accordance with the terms of Exhibit B.

8.	IPR and Software License.

8.1.
Calix and its licensors own and retain all intellectual property rights (including any patent, copyright, trade secret and other intellectual property rights and interests - collectively “IPR”) embodied in the Products or Services. Calix at no time waives or assigns any rights or ownership to any IPR and Ericsson shall not contest the ownership of any IPR.

8.2.
Calix grants to Ericsson and to its Customers, a personal, non-transferable and non-exclusive right to use, in object code form, all software and related documentation constituting or included in any Product or Service sold under this Reseller Agreement. Title and ownership of all software shall remain with Calix or its suppliers. Ericsson and its Customers may use the software only with Products and Services and only as specified in the Specifications. Calix may request specific site and workstation information for registration. Ericsson is granted no license to transfer, sublicense, or re-sell software, except as specifically set forth in this Reseller Agreement and Exhibit B.

8.3.
Neither Ericsson nor any Customer may alter, amend, decompile, duplicate or customize any Calix software or other IP. Any such act shall constitute a breach of and shall void all warranties, and authorize Calix to revoke all further rights to such Ericsson and demand the return of the Products and software and the immediate cessation of its use.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	Source Code Escrow.

9.1.
Calix agrees to enter into and execute an escrow agreement (“Escrow Agreement”) covering the software source code for the GPON 1500 portfolio and any derivative products (the “Source Code”) within two weeks from such request by Ericsson. The Escrow Agreement shall be entered into by the Parties with a mutually agreeable third-party escrow agent (“Escrow Agent”).

9.2.
The Escrow Agreement to be entered into shall be the Escrow Agent's model escrow agreement (as amended from time to time by the Escrow Agent) with the amendments set out below incorporated into the said agreement . The Escrow Agreement shall be valid for a minimum period of five years from its execution unless terminated as stated in the Escrow Agreement.

9.3.
Upon the execution of the Escrow Agreement, Calix agrees to deliver, within30 days, a sealed package containing the Source Code (i.e. the human readable embodiment of software, whether such embodiment is contained on paper or other form of media) and related documentation for deposit with the Escrow Agent in accordance with the Escrow Agreement. Calix shall, from time to time, deposit with the Escrow Agent any and all updates and upgrades of the Source Code, and related documentation . The Source Code, including updates and upgrades thereto deposited with the Escrow Agent under the Escrow Agreement shall be considered the “Material.”

9.4.	Calix represents and warrants that the Material will at all times set forth the true and complete Source Code .

9.5.	Events Of Release. Ericsson will be entitled to request release and delivery of the Material if one or more of the following circumstances (“Events of Release”) have occurred:

9.5.1.
if Calix becomes the subject of any proceeding under any bankruptcy, receivership, insolvency or similar laws instituted by or against Calix, which proceedings are not dismissed as to Calix within 60 days of being instituted; or

9.5.2.	if Calix is in material breach of the Maintenance and Support Appendix (Exhibit B) which is not cured within 60 days of Calix's receipt of notice of such material breach from Ericsson.

9.6.
Delivery Of The Material To Ericsson. Escrow Agent shall distribute the Material to Ericsson no sooner than 15 days after receipt of the request of release of the Material. Ericsson shall deliver notice to Calix of any such release request on or before the date on which Ericsson deliver's such request to Escrow Agent, and should Calix, within ten days of its receipt of a copy of the Ericsson request for release , submit a written statement to the Escrow Agent stating that an Event of Release has not occurred or has been cured, the Escrow Agent shall not release the Material to Ericsson until Ericsson submits a written statement to the Escrow Agent from Skandinaviska Enskilda Banken in Stockholm (the "Bank") stating that an amount of [***] the “Security Amount”) has been deposited with the Bank to secure Ericsson's undertaking in accordance with this Article. Following submission by Ericsson of the above mentioned statement from the Bank, the Escrow Agent shall promptly, on the request of Ericsson, release the Material to Ericsson.

9.6.1.
Unless Calix initiates legal action in accordance with the Escrow Agreement within 30 days of the forwarding of its statement in accordance with Section 9.6, above to the Escrow Agent, Ericsson is entitled, after a request to the Bank, to re-payment of the Security Amount.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.6.2.
Should Calix initiate legal action, the sole question to be determined is whether or not an Event of Release had occurred, and had not been cured within the applicable time period, at the time when Ericsson forwarded its request for release of the Material to the Escrow Agent. If the decision of the trier of fact is in favor of Calix, Ericsson shall promptly return the Material to Calix and pay to Calix an amount equal to the Security Amount, which shall constitute full compensation for the temporary use of the Material by Ericsson. If the decision of the arbitral tribunal is in favor of Ericsson, Ericsson is entitled, after a request to the Bank, to re-payment of the Security Amount.

9.7.
Use Of The Material Released. Upon the release of the Material to Ericsson, Ericsson is automatically granted, free of charge, a limited, non-exclusive, non-sublicensable, irrevocable, non-transferable license to use, copy, sublicense, modify and develop the Material, software and support materials for the limited purposes of the manner in which such Material was used by Calix prior to release. Ericsson shall not disclose the Material to any person or entity, except Ericsson employees to the extent necessary for such support and maintenance as provided in this Reseller Agreement. If the Materials have been properly released to Ericsson prior to termination of this Reseller Agreement, the above license shall survive termination so long as any Ericsson Customer continues to use the support services related to the Material, and for a period of 12 months thereafter. Calix undertakes, at the request of Ericsson, to provide Ericsson with reasonable support in order to enable Ericsson to successfully use the Material for the purposes stated in this Section 9.

9.8.
Termination By The Escrow Agent. Should the Escrow Agreement be terminated by the Escrow Agent, Escrow Agent shall promptly deliver the Material to such successor escrow agent as is designated by Calix and Ericsson.

10.	Advertising and Promotion.

10.1.
Calix may supply sales literature for the Products and Services to Ericsson in reasonable quantities and at no charge. Ericsson shall use only such sales literature and promotional materials for the Products and Services as supplied by Calix or which have been previously approved in writing by Calix.

10.2.	Calix may assist Ericsson in the promotion of the sale of the Products and Services by participation or assistance in seminars, trade shows and advertising, as agreed by the Parties in writing.

10.3.
Neither Party shall use any trade names, trademarks or logos owned by the other Party in any advertising, sales literature or promotional material without the specific advance written consent of the Party owning such trade names, trademarks or logos. Ericsson's use of Calix trade names, trademarks or logos shall be limited to its activities in support of the sale of Products and Services under this Reseller Agreement.

11.	Confidentiality.

11.1.
Each Party agrees to hold in confidence information disclosed by the other Party which is designated in writing as confidential (“Confidential Information”). Each Party agrees to: (i) protect the confidentiality of the Confidential Information; (ii) refrain from using the Confidential Information except as contemplated by this Reseller Agreement; and (iii) not disclose Confidential Information to any third party.

11.2.
Confidential Information shall not include information which: (i) was in the Party's possession or known to it, without restriction, at the time of disclosure, as proven by files then in existence; (ii) is or becomes public knowledge through a source other than, and without fault of, the Party; (iii) is independently developed without reference to any Confidential Information; (iv) is or becomes available from a third-party source without breach of any obligation of confidentiality; (v) is disclosed with the other Party's prior written approval; or (vi) is disclosed under order or requirement of a court, administrative agency, or governmental body, provided however, that the disclosing party shall (A) provide prompt notice to the other Party to enable that Party to seek to prevent or restrict such disclosure, and (B) disclose only that portion of Confidential

Information required to comply with the order or requirement.

11.3.
Neither Party shall disclose any terms of this Reseller Agreement to any third party without prior written consent of the other Party; however, either Party may disclose the terms of this Reseller Agreement: (i) to legal counsel; (ii) in confidence, to accountants, banks, and finance sources and their advisors solely for purposes of securing financing; (iii) in connection with enforcement of this Reseller Agreement; or (iv) in confidence, in connection with an actual or proposed merger or acquisition, solely for use in the due diligence investigation in connection with such transaction.

12.	Indemnification.

12.1.
General. Each Party shall indemnify, defend and hold harmless the other, its directors, shareholders, employees and representatives against any claim, suit or proceeding (“Claim”) brought against the other for damages resulting from the negligence or willful misconduct of the defending Party, or from any actual or third party claim arising out of or based upon defending Party's performance or failure to perform under this Reseller Agreement.

12.2.	IPR Infringement.

12.2.1.
Calix shall indemnify, defend and hold Ericsson and its customers harmless against any Claim brought by a third party against Ericsson alleging that any Product listed on Exhibit A as a “Calix Product” or any Service infringes any IPR of that third party. In the event that such claim is upheld in a court of law, or as part of a settlement of such claim, Calix shall, at its option, a) remove the infringing portion from the Product or Service without substantially reducing functionality, b) replace or modify the infringing Product or Service such that it is no longer infringing, or c) procure for Ericsson the right to continue using the infringing Product or Service. Calix agrees to use commercially reasonable efforts to implement either (a), (b), or (c), however, in the event that none of these options is commercially reasonable, Calix's total liability shall be to refund the amount paid to Calix for the Product or Service.

12.2.2.
Calix shall have no indemnification obligations with respect to any Product listed on Exhibit A as a “1500 Legacy” or “ONT Legacy” Product, so long as the claim is based on the Specifications of the Product at issue as of the Closing Date of the Asset Purchase Agreement.

12.2.3.
Calix shall have no indemnification obligations with respect to any third party action alleging that the use of any Product or Service in combination with products not supplied by Calix infringes any third party IPR where the Calix Product or Service standing alone does not infringe.

12.3.
Each Party's indemnification obligations are subject to the indemnified Party (i) notifying the indemnifying party promptly in writing of a Claim, (ii) giving the indemnifying Party exclusive control over the defense or settlement of the Claim, and (iii) providing all reasonable assistance to the indemnifying Party (at indemnifying Party's expense).

13.	Limitation of Liability.

13.1.
Except as expressly provided in this article or elsewhere in this Reseller Agreement, neither Party shall in any event be liable to the other Party under this Reseller Agreement for loss of production, loss of business, loss of data or revenue or for any special, indirect, incidental, punitive, or consequential damages, whether or not the possibility of such damages could have been reasonable foreseen.

13.2.
Except for claims arising under Section 12(Indemnification) or Section 11 (Confidentiality) of this Reseller Agreement (for which each Party accepts unlimited liability for direct damages): (a) in no event shall either party's aggregate liability under this agreement exceed the sum of US $12,000,000 or the aggregate amount paid to Calix pursuant to the agreement during the preceding 24 months, whichever is the greater.

13.3.	The financial limit mentioned in Section 13.2, shall not apply to damages for bodily injury (including death) and damage to real property and tangible personal property.

14.
No Joint Venture or Agency. Nothing in this Reseller Agreement shall create a joint venture, partnership, or similar arrangement between the Parties. Neither Party is authorized to act as agent for the other Party except as expressly stated in this Reseller Agreement.

15.	Export Obligations.

15.1.
The export, resale, use or re-export of Products or Services may require prior approval of the US Government. Ericsson agrees to abide by all US and other laws and regulations pertaining to export, resale, use or re-export, violation of which constitutes a breach of this Reseller Agreement, voids Calix warranties, and automatically terminates Calix's obligations to support the Products or perform under this Reseller Agreement. Furthermore, Calix shall be excused from performance, and shall not be held liable, for failure to deliver Products resulting from US Government delay, denial or withdrawal of any export approval of any Products or Services. These export control obligations shall survive termination of this Reseller Agreement.

15.2.	Calix is responsible for obtaining and maintaining any export license(s) required for delivery of the Products or Services to Customer.

15.3.	If Calix is unable to obtain or maintain the export license(s), Ericsson may terminate any related contract or part thereof, which may be affected by the license.

15.4.
Calix shall inform of and issue all documentation which may be required by law, regulation or reasonably requested by Ericsson regarding the export, import or re-export of the Products and Services. In particular, Calix is responsible to continuously provide detailed technical documentation, certificate of origin and relevant data including but not limited to HST (harmonized system tariff), CCATS, (commodity classification automated tracking system), COO (country of origin), and ECCN code (export control classification number) for the Products and Services according to the export administration regulations of the member countries of the European Union and the United States of America, and/or corresponding data according to other applicable regulations. The documentation shall be updated by Calix on an ongoing basis when updates of the Software are provided or when new regulations come into effect.

15.5.	Calix guarantees that the documentation provided to Ericsson is correct. Calix shall provide the documentation requested by Ericsson within 30 days from request.

16.
Force Majeure. Calix shall have no liability for delays, failure in performance or damage due to fire, flood, explosion, power failure, civil disturbance, acts of civil or military authorities or the public enemy, strikes or labor disputes or acts of God.

17.
Assignment. This Reseller Agreement shall accrue to the benefit of and be binding upon the Parties and any successor entity into which either Party shall have been merged or consolidated. Neither Party may assign this

Reseller Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any attempted assignment in contravention of this clause shall be void and ineffective.

18.
Governing Law and Venue. This Reseller Agreement and any Purchase Orders, as well as any legal matters connected therewith, shall be governed by the laws of England and Wales. The parties shall use their good faith to settle by amicable negotiations any difference which may occur between them in connection with this Agreement within 30 business days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each party. If the parties fail to reach such an amicable settlement, either party may refer such differences to arbitration as provided below. Any dispute, controversy or claim arising out of or in connection with this Agreement or any Contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules of arbitration of the International Chamber of Commerce (ICC rules) by one arbitrator appointed in accordance with such rules. The place of arbitration shall be London. The language to be used in the arbitral proceedings (including documents submitted) shall be English. All awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court.

19.
Anti-Bribery Compliance. Each Party agrees to comply with all applicable law, including, as may be applicable, the United States Foreign Corrupt Practices Act and the UK Bribery Act 2010. In carrying out its duties and responsibilities under this Reseller Agreement, Ericsson shall at all times comply with the Calix Anti-Bribery Policy (“Policy”), which is attached as Exhibit D, and shall also comply with the terms of each of the United States Foreign Corrupt Practices Act and the UK Bribery Act 2010 (collectively the “Acts”). Ericsson shall annually certify its compliance with the Policy by completing the certification attached to Exhibit D. In particular, Ericsson and its employees and agents shall not directly or indirectly offer, promise, authorize or give an advantage or anything of value for the purpose of inducing a person or organization to perform improperly a relevant function (including a decision not to act) or reward a person or organization for an improper function to assist Calix, such as giving an individual a gift to induce them to use their influence to affect any such act or decision in order to assist Calix in obtaining, retaining, or managing any such business. In addition, Ericsson will not request, agree to, receive or accept any advantage or anything of value for a relevant function to be performed improperly. Ericsson agrees to maintain proper internal accounting controls and will not knowingly falsify any book, record or account or attempt to circumvent such accounting controls.

20.	Quality and Code of Conduct.

20.1.
Calix shall comply with the Ericsson's Code of Conduct as described in document number EN/LZT 108 8173 R1A, available from the following website: http://www.ericsson.com/ericsson/corporate_responsibility/suppliers/index.shtml

20.2.
If Calix does not comply with the Code of Conduct or equivalent code of conduct, Calix shall on or before the execution of this Agreement provide Ericsson with a plan for implementation of the said code.

20.3.	Calix undertakes to comply with the applicable requirements in the ISO 9000 quality system standards.

20.4.
When delivering the Products, Calix shall comply at all times with the latest version of Ericsson's directive regarding banned and restricted substances. Appendix 2 (Banned and restricted substances) contains the version valid at the date of the signing of this Agreement. The at all times latest version can be found at: http://www.ericsson.com/ericsson/corporate_responsibility/suppliers/index.shtml

21.
WEEE Directive Compliance.  Ericsson is responsible for ensuring that its resale of Calix Products and Services in each nation within the European Union is in compliance with Directive 2002/96/CE WEEE on Waste of Electrical and Electronic Equipment (“WEEE”).  Ericsson is specifically responsible for WEEE product registration of each Calix Product. Ericsson is also responsible for collecting waste from its Customers, or for directing that waste to an authorized recycling center.

22.
Notice. Any notices required or permitted shall be given to the appropriate Party at the address specified above, or at such other address as the Party shall specify in writing, and shall be effective upon actual receipt.

23.
Waiver. The failure of either Party to insist upon strict performance of any obligation under this Reseller Agreement, regardless of the length of time for which such failure continues, shall not be a waiver of such Party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

24.
Severability. In the event any one or more of the provisions of this Reseller Agreement is held to be unenforceable under any law, such unenforceability shall not affect any other provision of this Reseller Agreement. This Reseller Agreement shall be construed as if the unenforceable provision(s) had not been contained in it, and the Parties shall negotiate in good faith to replace the unenforceable provisions by such modified provisions as have the effect nearest to that of the provisions being replaced.

25.
Entire Agreement. This Reseller Agreement constitutes the entire understanding between the Parties concerning its subject matter and supersedes all prior discussions, agreements, understandings, and representations, including the conflicting terms of any purchase order or other document, whether oral or written and whether or not executed by Calix or Ericsson. No modification, amendment or other change may be made to this Reseller Agreement unless in writing and executed by authorized representatives of both Parties.

26.
English Language. This Reseller Agreement is in the English language only, which language will be controlling in all respects, and any versions in any other language will not be binding on the Parties. All communications and notices to be made or given under this Reseller Agreement will be in English.

27.
Execution. This Reseller Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one agreement. The Parties agree that signatures delivered by fax, scan, email or other electronic means shall be considered original signatures for all purposes under this Reseller Agreement.

The Parties have executed this Reseller Agreement as of the Effective Date.

CALIX, INC.		ERICSSON AB

By:		By:
	(signature)		(signature)
Name:		Name:
Title:		Title:

By:
(signature)
Name:
Title:

EXHIBIT A

PRODUCTS AND PRICE SHEET

Ericsson agrees to purchase and Calix agrees to sell the following Products:

[***]

[***]
[***]
[***]

This schedule pertains to EDA releases 12A and below:
PON Products Warranty Services
Calix will repair OLT Products shipped by Ericsson for a fee of [***] per unit. Purchasing and invoicing for these services should be sent directly to the Ericsson regions.

PON Products Technical Services
Ericsson Shall pay to Calix for Technical Services for PON Products an annual fee for Calix's creation of a dedicated support team of: The annual fee for 2013 is a fixed amount and will be paid per the MSA, while the amounts for 2014 and beyond will be fixed at the end of the prior year (last quarter) at the CSR/TR annualized run rate, with any overages billed at the variable rate described below.

2013:     [***] Including 500 CSR, 200 TR and 4 aggregated correction packages

2014:	[***] Including 200 CSR, 100 TR - Number of correction packages negotiated last quarter 2013

2015:	[***] Including 100 CSR, 40 TR - Number of correction packages negotiated last quarter 2014

2016+:	[***] per year Including 50 CSR, 20 TR - Number of correction packages negotiated last quarter 2015

In addition to the above Ericsson fixed prices, Ericsson shall pay Calix a variable fee of [***]/SR and [***]/TR above agreed number of SR, TR and correction packages included in price.

On-Site Support Services

Ericsson shall reimburse Calix for on-site support Services at the rate of [***] per day plus all travel expenses. Ericsson and Calix shall specify an approval process for this On-Site support. Purchasing and invoicing for these services should be sent directly to the Ericsson regions.

For the following [***]Customers, the above pricing will apply, but the Parties will in good faith review on a deal-by-deal basis whether the inclusion of Calix Products may allow for changes in the above pricing. However, Calix will have no obligation to make changes in the above pricing for these Customers.
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

MAINTENANCE AND SUPPORT APPENDIX

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

ERICSSON CUSTOMERS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

CALIX, INC. ANTI-BRIBERY COMPLIANCE POLICY

1.0    INTRODUCTION AND PURPOSE STATEMENT

The Foreign Corrupt Practices Act (“FCPA”) is a US federal law that applies to both individuals and businesses. All Calix, Inc. (“Calix”) business around the world falls within the scope of the FCPA. Violations of the FCPA subject offending parties to severe criminal and civil penalties.

The Bribery Act 2010 (UK Act) is an Act of the Parliament of the United Kingdom that applies to both individuals and businesses. Due to Calix's presence in the UK, all Calix business around the world falls within the scope of the UK Act. Violations of the UK Act subject the offending parties to severe criminal penalties.

Calix is committed to full compliance with both the letter and the spirit of the FCPA and UK Act (collectively, “the Acts”). The purpose of this policy (“Policy”) is to alert employees, officers, directors, agents and contractors of Calix and its subsidiaries to the requirements of the Acts and to establish best practices and recordkeeping procedures that assure that all transactions undertaken by Calix, both internationally and domestically, are in compliance with the Acts.

2.0    THE ACTS IN SUMMARY

The Acts specifically prohibit Calix, and individuals acting on Calix's behalf, from offering, promising, or giving “anything of value,” or providing an “advantage” to another person or entity with the intent of inducing that person or entity to take any improper action, or rewarding that person for taking an improper action. Stated more concisely, the Acts strictly prohibit the payment of bribes, kickbacks or other inducements. Receiving a bribe can also violate the Acts.

The Acts prohibit both direct and indirect offers and payments.  Therefore, Calix and Calix Representatives (as defined below) are potentially liable for any actions made through an agent, consultant, or other third-party intermediary with the knowledge or belief that it will violate the Acts. “Knowledge” includes a conscious disregard for or deliberate ignorance of facts that indicate a high probability that the payment or offer will occur.  In other words, Calix cannot use another party to do indirectly anything which it cannot do directly.

Calix can also be liable if it fails to prevent a bribe. Therefore, it is important that Calix take strong steps to ensure that all Calix employees comply with this Policy.

Although the FCPA prohibits improper payments to “foreign officials,” the UK Act is not so limited. Therefore, this policy applies to offers and payments to any individual or entity: there is no difference between bribing a public official, private citizen, government agency or private corporation. The terms “anything of value” and “advantage” are also interpreted very liberally, and can include items such as travel, entertainment, or lavish meals.

The Acts require U.S. companies to maintain books and records that accurately and fairly reflect international corporate transactions, and require that companies establish a system of internal accounting controls to provide reasonable assurance to management of the type of financial transactions undertaken by the company. Under the accounting standards provisions of the Acts, even payments that are legal under the Acts must be properly recorded in the accounts and records of the company. Recording of such payments in any way that would conceal their true nature constitutes an independent violation of the Acts accounting standards.

Statutory penalties for violation of the Acts include unlimited per violation fines for companies, and unlimited fines and imprisonment for up to fifteen years per violation for individuals.

3.0     THE CALIX POLICY AND PROCEDURES

To ensure that Calix remains in compliance with the Acts, all employees, officers, directors, agents and contractors of Calix and its subsidiaries (collectively “Calix Representatives”) must comply with this Policy, and the procedural guidelines below.

3.1    Scope. This Policy applies to all Calix Representatives. It is designed to help them recognize situations and payments that might raise legal issues under the Acts. It is important that each Calix Representative with responsibilities that might give rise to potential liabilities resulting from the Acts be aware of this Policy, comply with its procedures, and work closely with Calix's Legal and Finance Departments to ensure compliance (See Section 4.2).

3.2    Responsibilities. Each Calix Representative is responsible for recognizing, avoiding and reporting any situation involving practices that may be illegal under the Acts. Calix Representatives are further responsible for complying with this Policy and its record-keeping procedures. All managers are responsible for communicating this Policy to Calix Representatives under their supervision. To ensure compliance with this Policy, Calix Representatives involved in retaining agents and consultants are also required to have such agents and consultants certify compliance with this Policy.

3.3    Prohibited Payments and requests. No Calix Representative shall offer, promise, or give anything of value or any advantage to any other person or entity with the intent or knowledge that such action may induce that person or entity to take any improper action. This prohibition applies to the use of corporate as well as personal funds or assets. It also applies to indirect contributions, payments, or gifts made through any consultants, agents, advisors, suppliers, customers, or other third parties. No Calix Representative shall use Calix assets to make any charitable or political contributions unless approved in advance by the Calix Legal Department, and Calix Representatives shall take care that any personal charitable or political contributions are not made for purposes that would be improper under this Policy. No Calix employee shall request, agree to receive, or accept an advantage intending that a relevant function or activity should be performed improperly.

3.4    Permitted Payments. Certain payments to foreign officials or entities may not be prohibited by the Acts. However, it can be extremely difficult to distinguish between payments that are legal and illegal under the Acts. Consequently, any proposed payment to a foreign official or entity must be approved by the Calix Legal Department or CFO before any such payment is made, and must be accurately reported as a business expense.

3.5     General Policies. Calix Representatives are to conduct Calix business in compliance with the written laws of the US, UK, and of all countries in which Calix does business. In particular, no Calix Representative shall:

3.5.1    use Calix funds or assets for any unlawful, improper or unethical purpose;

3.5.2    establish any undisclosed or unrecorded funds or assets of Calix for any purpose;

3.5.3    make any false, inflated, or artificial entries in the books and records of Calix for any reason, or engage in any arrangement that results in such entries;

3.5.4    falsify any accounting document relating to any transaction, or otherwise take any action with respect to such a document that may obscure or disguise the true nature of the underlying transaction;

3.5.5    approve a payment on behalf of Calix without adequate supporting documentation or with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment; or

3.5.6    fail to comply with generally accepted accounting principles and established internal audit controls and procedures.

3.6    In Case of Doubt. If a Calix Representative has any doubt as to the legality under the Acts or this Policy of any planned payment to any individual or entity, or the accuracy of financial reporting with respect to any transaction, the Calix Representative should immediately contact and discuss the matter with the Calix Legal or Finance Departments prior to making any such payment or recording such financial information.

3.7    Duty to Report Potential or Actual Violations. Any Calix Representative who suspects that a violation of either of the Acts is about to occur, shall immediately report the facts supporting that suspicion to his or her manager, to Calix's General Counsel, or anonymously via the online or phone methods used to report concerns regarding violations of the Calix Ethics and Business Conduct Policy. Any Calix manager receiving such report shall immediately report it to Calix's General Counsel. If any Calix Representative believes that an actual violation of this policy has occurred, he or she shall immediately report the violation via the reporting methods detailed in the Calix Whistleblower Policy, which are accessible via the main page of CPoint.

3.8    Annual Certification. All Calix Representatives shall certify, on an annual basis, that they have reviewed and understood this Policy, and will comply with it. New Calix employees shall make such certification as part of their orientation process.

3.9    Consequences of Noncompliance. In addition to those penalties which may be assessed by the US and UK governments against individuals who violate the Acts, Calix shall take strong disciplinary action, up to and including termination of employment, against any Calix Representative who violates this Policy.

4.0    RETENTION OF INTERNATIONAL AGENTS OR CONSULTANTS

4.1     Due Diligence. Calix Representatives shall perform careful due diligence before retaining any foreign agents or consultants, or any agents or consultants retained in the US to provide services outside of the country. The level of due diligence to be performed may increase, depending upon the nature of the proposed relationship, the amount of compensation proposed, the location of the agent and other factors. At a minimum, the due diligence should include a search of the databases available from the U.S. Departments of State, Treasury and Commerce, to ensure that the organization and its principals are not listed as debarred, denied or specially designated nationals. The results of this due diligence should be reviewed with the Calix Legal Department prior to formally retaining such agent or consultant. The Legal Department must also review and approve all contracts with such entities before they are signed.

4.2     Certification. If such an agent or consultant is retained, the Calix Representative supervising the agent or consultant shall obtain a signed agreement by which the consultant or agent agrees to comply with the Acts (in substantially the form attached). This language may be included in an overall definitive agreement with the agent or consultant. If such agents or consultants are engaged by Calix for more than one year, they shall be asked to certify their compliance with this Policy, in writing, on an annual basis.

4.3    Red Flags. Calix Representatives should be aware of certain “Red Flags,” which may indicate a questionable transaction with an agent or consultant, such as:

4.3.1    requests for unusual payments or financial arrangements, such as: payments to a numbered bank account; payments to accounts in countries other than where the agent or consultant is located or the business is to be performed; or cash payments.

4.3.2    unusually high commission rates or seemingly inflated invoices;

4.3.3    a history of or reputation for corruption in the country;

4.3.4    a lack of transparency in expense and accounting records; or

4.3.5    a close relationship between the agent or consultant and the foreign government or contracting individual.

5.0    CONCLUSION

This Policy contains general guidelines for conducting Calix business consistent with the requirements of the Acts. If you have any questions about this Policy, please contact your supervisor or Calix's General Counsel or Chief Financial Officer. Calix expects all employees, officers, directors, agents and contractors to comply with this Policy.

Calix reserves the right to amend or supplement this Policy, without prior notice, at any time.

CERTIFICATION OF COMPLIANCE WITH
CALIX ANTI-BRIBERY COMPLIANCE POLICY

Ericsson AB (“Ericsson”) certifies that:

1.
Ericsson has reviewed the attached copy of the Calix, Inc. Anti-Bribery Compliance Policy (“Policy”), and understands and agrees to follow the Policy with respect to all work on behalf of Calix, Inc. or any of its subsidiary or affiliated entities (collectively, “Calix”);

2.
Ericsson is familiar with the requirements of the U.S. Foreign Corrupt Practices Act (“FCPA”) and the Bribery Act 2010 (“UK Act”) (collectively “the Acts”) [The FCPA can be found at http://www.justice.gov/criminal/fraud/fcpa/statutes/regulations.html, and the UK Act can be found at http://www.legislation.gov.uk/ukpga/2010/23/contents];

3.	Ericsson shall take no action that might cause Calix to be in violation of the Policy, the Acts, or the laws of any country regarding corrupt payments;

4.
Ericsson is not affiliated with or employed by any government or governmental agency, that no government or governmental agency has an ownership or financial interest in Ericsson, and that Ericsson does not employ anyone who is also affiliated with or employed by any government or governmental agency;

5.
Neither Ericsson, nor any other person, including every employee, representative and agent affiliated with Ericsson, has made, offered to make or agreed to make any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind to or for the benefit of any individual or entity (including government officials, political parties, and candidates) in order to influence performance of an improper action for Calix;

6.
Ericsson will maintain written books and records in accordance with Generally Accepted Accounting Principles, that reflect all expenditures made by Ericsson on behalf of Calix, and that clearly and accurately identify the persons or entities that receive such payments. Upon request, Ericsson shall makes such books and records available to Calix for review;

7.
Should Ericsson learn of or have reason to know of any payment, offer, or agreement to make a payment to any individual, entity (including government officials, political parties, and candidates) for the purpose of influencing performance of an improper action for Calix, Ericsson will immediately advise the General Counsel of Calix, Inc., in writing, of such knowledge or suspicion;

8.	Ericsson agrees to fully cooperate with Calix in any investigation of a potential violation of the Policy; and

9.
Ericsson understands and agrees that any violation of the Policy by Ericsson shall constitute a material breach of this certification, and shall be grounds for immediate termination of any agreement between Calix and Ericsson.

By: ___________________________

Company: ______________________

Title: __________________________

Date: __________________________

Exhibit C

License Agreements

__________________________________________________________________________________

Copyright Assignment and License Agreement

__________________________________________________________________________________

ERICSSON AB
and
CALIX, INC.

__________________________________________________________________________________

1.	Definitions

2.	ASSIGNMENT AND LICENSEs

3.	NO WARRANTIES

4.	MISCELLANEOUS

5.	GOVERNING LAW AND DISPUTES

SCHEDULES
Schedule 1    Assigned Copyrights
Schedule 2    Licensed Copyrights

This Copyright Assignment and License Agreement is dated ____________ and made between:

(1)	Ericsson AB, Reg. No. 556056-6258, a limited liability company incorporated under the laws of Sweden, and having its registered office at 164 83 Stockholm (“Ericsson”); and

(2)	Calix, Inc., a Delaware corporation with offices at 1035 N. McDowell Blvd., Petaluma, CA 94954 (“Calix”).
Capitalized terms shall have the meaning ascribed to them in Section 1 below, or if not otherwise defined, as set forth in the Asset Purchase Agreement (as defined below).
Background

A.
Ericsson has on August 20, 2012 entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Calix under which Ericsson has agreed to (i) procure the transfer of the Business to Calix.

B.	Ericsson is the owner of certain Unregistered Intellectual Property Rights (as defined below) which are used within the Business.

C.
Ericsson wishes to assign certain Unregistered Intellectual Property Rights comprising the Assigned Copyrights and license certain other Unregistered Intellectual Property Rights comprising the Licensed Copyrights, to Calix and Calix wishes to acquire the Assigned Copyrights and license the Licensed Copyrights on the following terms and conditions.

1.	Definitions
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.
“Agreement” means this Copyright Assignment and License Agreement;
“Assets” means as set out in the Asset Purchase Agreement;
“Asset Purchase Agreement” means as set out in the Background;
“Assigned Copyrights” means the Unregistered Intellectual Property Rights identified in Schedule 1 and exclusively used in the Business at the time of Closing Date;
“Business” means as set out in the Asset Purchase Agreement;
“Business Day” means as set out in the Asset Purchase Agreement;
“Calix” means as set out in the heading to this Agreement;
“Change of Control” means (i) the acquisition (through an event or series of events whether directly or indirectly, and whether alone or in combination with related entities or persons) of at least 50 per cent of the shares representing at least 50 per cent of the votes in Calix by a third party; (ii) any merger, consolidation, reorganization or other transaction involving Calix (or any series of related transactions) as a result of which any third party thereafter directly or indirectly controls Calix. For the purposes of the foregoing, “control” means having the direct or indirect power to appoint or remove all, or the majority of, the directors of the board of Calix, or to have the direct or indirect power to direct the operating and financial policies of Calix. A change of control of the Business through a business transfer shall for all purposes of this Agreement be deemed to constitute a Change of Control as defined in this Agreement;
“Closing Date” means as set out in the Asset Purchase Agreement;

“Disclosing Party” means as set out in Section 4.1;
“Ericsson” means as set out in the heading to this Agreement;
“Ericsson Products” means Ericsson's GPON 1500 portfolio (OLT, ONT), and Entriview management system;
“Field of Use” means the design, manufacture, marketing, sale, use and support of the Ericsson Products;
“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques including data, formulae, drawings, test results, reports, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions;
“Licensed Copyrights” means the Unregistered Intellectual Property Rights owned or controlled by Ericsson or its Affiliates as of the Closing Date and used in, held for use in or applicable to the operation of the Business, including without limitation the design, development, marketing, manufacture, use, sale, offer for sale, importation and support of Ericsson Products and derivative works of and modifications and improvements to such Ericsson Products. The Licensed Copyrights includes without limitation the Unregistered Intellectual Property Rights identified in Schedule 2;
“Non-Disclosing Party” means as set out in Section 4.1;
“Party/ies” means either of Ericsson or Calix or Ericsson and Calix jointly as the case may be;
“Unregistered Intellectual Property Rights” means all non-patent and non-trademark intellectual property rights, including without limitation copyrights (including copyrights in software), neighbouring rights, database rights, unregistered designs, trade secrets, and Know-How. “Unregistered Intellectual Property Rights” includes registered copyrights (including copyrights in software) and any applications for such registration, but does not include any other registered intellectual property rights, such as patent or trademark rights, or any applications for such registrations.

2.	ASSIGNMENT AND LICENSES

2.1	Assignment

2.1.1.
Ericsson assigns, transfers, conveys and delivers to Calix all its right, title and interest in and to the Assigned Copyrights. Such assignment shall be deemed to have taken effect on the Closing Date.

2.1.2.
Calix shall make reasonable efforts to procure that the assignment of any registered copyrights under this Agreement will be registered with the relevant authorities, and Ericsson authorizes such relevant authorities to carry out the foregoing. Each Party shall execute and deliver any additional documents and instruments and shall do any and all such other things as may be reasonably required to perfect or otherwise implement the assignment of the Assigned Copyrights pursuant to this Agreement. Notwithstanding this, any obligation upon Ericsson with reference to this Section 2.1.2 shall not extend beyond 90 days after the Closing Date. Calix shall bear all costs for the work related to the registration referred to in this Section 2.1.2 and shall pay all fees charged by local copyright agents and registration authorities in connection therewith.

2.2	License under Licensed Copyrights

2.2.1.
Subject to the terms of this Agreement, Ericsson upon the Closing Date grants to Calix a non-exclusive, irrevocable, perpetual, worldwide, non-assignable (except as set forth in Section 4.4), non-sublicensable (except as set forth in Section 2.2), fully paid-up license under the Licensed Copyrights to make, have made, use, design, have designed, manufacture, repair, support, market, distribute, import, export, offer for sale, offer for lease, sell, lease and otherwise provide the Ericsson Products and related services solely within the Field of Use. This license grant shall extend to include Ericsson Products up to and including those made, used, designed, manufactured, repaired, supported, marketed, distributed, imported, exported, offered for sale, offered for lease, sold, leased and otherwise provided through the completion of the Calix-announced end-of-support date for the last of the Ericsson Products.

2.2.2.
The license granted by Ericsson to Calix under this Section 2.2 may only be sublicensed to (i) one or more Affiliates of Calix, however only for as long as such entities remain Affiliates of Calix, (ii) to Calix's and its Affiliates' end customers to the extent necessary for such customers' own use of services and products provided by Calix and its Affiliates, and (iii) to contractors of Calix or its Affiliates retained to perform any of the activities set forth in Section 2.2.1 on behalf of Calix or its Affiliates (each a “Sub-Licensee”). Calix shall ensure that each Sub-Licensee complies with the terms of this Agreement.

2.3	Delivery

2.3.1.
Upon the effective date of this Agreement, Ericsson shall deliver or have delivered all tangible embodiments, including without limitation applicable software and documentation, and any applicable registrations or correspondence with registering entities regarding registrations, for all Assigned Copyrights. In addition, upon the effective date of this Agreement, Ericsson shall deliver or have delivered copies of tangible embodiments, including without limitation applicable software and documentation, for all Licensed Copyrights.

2.3.2.
In addition, the parties acknowledge that Ericsson may inadvertently not deliver embodiments of the Assigned Copyrights or the Licensed Copyrights that should have been delivered to Calix as part of the contemplated delivery pursuant to the terms of this Agreement, and Calix may inadvertently receive copies of software or documentation that should not have been delivered. Each party agrees to engage in good faith discussions with the other regarding the delivery or return to the other any such later discovered software or documentation, at the reasonable request of the appropriate party, and deliver or return the applicable software or documentation as applicable.

3.	NO WARRANTIES

3.1.
Except as otherwise provided in the Asset Purchase Agreement, no representation, condition or warranty whatsoever is made or given by or on behalf of Ericsson or its Affiliates with respect to the Assigned Copyrights and all conditions and warranties relating to such rights (including as to validity or fitness for any purpose), whether arising by operation of law or otherwise, are expressly excluded.

3.2.
Except as otherwise provided in the Asset Purchase Agreement, no representation, condition or warranty whatsoever is made or given by or on behalf of Ericsson or its Affiliates with respect to the Licensed Copyrights and all conditions and warranties relating to such rights (including as to validity or fitness for any purpose), whether arising by operation of law or otherwise, are expressly excluded.

3.3.
The Parties acknowledge and agree that, except as otherwise provided in the Asset Purchase Agreement, the remedies provided for in this Agreement shall be Calix's sole and exclusive remedies with respect to the subject matter of this Agreement. Calix hereby waives any and all other rights, claims and causes of action with respect to the subject matter of this Agreement, whether based on contract or law, statute or legal principle (including the Swedish Sale of Goods Act or International Sale of Goods Act) which it may have against Ericsson or its Affiliates due to any defects or deficiencies in the Assigned Copyrights or the Licensed Copyrights.

4.	MISCELLANEOUS

4.1.	Confidentiality

4.1.1.
Each Party undertakes not to use or disclose the contents of this Agreement or any information relating to the other Party and disclosed in connection with this Agreement, (such as, without limitation, Know How, trade secrets, customer lists) and which is not in the public domain unless:

(a)	required to do so by law or under any order of court or other competent authority or tribunal;

(b)	required to do so by any applicable stock exchange regulations or the regulations of any other recognized market place;

(c)	such disclosure has been consented to by the other Party in writing; or

(d)
the information is disclosed to its professional advisers who make no other use of the information than for assisting the Party and who are bound to such Party by a duty of confidence which applies to any information disclosed.

4.1.2.
If a Party becomes required, in circumstances contemplated by (a) or (b) to disclose any information, such Party (the “Disclosing Party”) shall provide the other Party (the “Non-Disclosing Party”) with prompt written notice of that fact so that the Non-Disclosing Party may seek (with the co-operation and reasonable efforts of the Disclosing Party) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall consult with the Non-Disclosing Party regarding such proposed disclosure, shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Non-Disclosing Party.

4.1.3.	The obligations set out above in this Section 4.1 shall survive for 10 years after the signing of this Agreement.

4.2.	Amendments and Waivers
This Agreement may only be amended or modified by written agreement between the Parties. No failure or delay in exercising any right or power under this Agreement will be effective as a waiver unless it is in writing and signed by the Party granting the waiver, and no such waiver will constitute a waiver of any other right or power under this Agreement.

4.3.	Notices

4.3.1.
All notices and other communications required or permitted under this Agreement must be in writing in the English language, and shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section 4.3.

If to Ericsson:
Group Function Legal Affairs
Ericsson AB
Torshamnsgatan 21
SE-164 83 Stockholm
Sweden
Email: [***]

If to Calix:
Calix, Inc.
1035 N. McDowell Blvd.,
Petaluma, CA 94954
USA
Attention: President and CEO
Fax:
With a copy to: General Counsel
Email: [***]

All such notices and other communications shall be effective upon actual receipt if delivered by hand, sent by reputable international overnight courier, or sent by email (with confirmation of receipt).

4.4.	Assignments
This Agreement shall be binding upon and inure to the benefit of the successors of the Parties. Calix may transfer and assign this Agreement and the rights granted to it hereunder upon any Change of Control or the sale of all or substantially all of its assets to which this Agreement relates. Calix agrees to use commercially reasonable efforts to notify Ericsson not less than 30 days prior to any Change of Control or the sale of all or substantially all of its assets to which this Agreement relates. Ericsson may assign its rights and obligations hereunder to an Affiliate provided that the foregoing shall not limit the scope or subject matter of the licenses granted under this Agreement or Ericsson's obligations to fulfill its delivery obligations under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.5.	Partial Invalidity
If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement. If the Parties fail to amend this Agreement, the provision, which is void, invalid or unenforceable, shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

5.	GOVERNING LAW AND DISPUTES

5.1.	The laws of England and Wales, excluding its conflict of law principles, govern all matters arising under this Agreement.

5.2.
All disputes, differences or questions arising out of or relating to the interpretation or performance of this Agreement, between the Parties, shall be finally settled in London, United Kingdom, under the Rules of Arbitration of the International Chamber of Commerce, by three (3) arbitrators, appointed in accordance with said Rules. The arbitration proceedings shall be conducted in the English language.

The Parties hereby consent to such dispute being so resolved.

5.3.
The Parties undertake and agree that all arbitral proceedings conducted or initiated with reference to this Section 5 will be kept strictly confidential. This confidentiality undertaking shall cover the fact that arbitration has been initiated, all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the prior written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way such Party's rights vis-à-vis the other Party in connection with the dispute, or if such a right exists pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

5.4.	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

This Agreement has been duly executed in two identical originals, of which each Party has taken one.

ERICSSON AB	CALIX, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1
ASSIGNED COPYRIGHTS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2
LICENSED COPYRIGHTS
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DRAFT 2012-08-17

__________________________________________________________________________________

Patent License Agreement

dated ______________

__________________________________________________________________________________

TELEFONAKTIEBOLAGET LM ERICSSON
and
CALIX, INC.

__________________________________________________________________________________

1.    Definitions
2.    GRANT OF LICENSE
3.    INFRINGEMENT
4.    NO WARRANTIES
5.    TERM AND TERMINATION
6.    MISCELLANEOUS
7.    GOVERNING LAW AND DISPUTES

SCHEDULES
Schedule 1    Licensed Patents
Schedule 2    Ericsson Products

This Patent License Agreement, dated ___________, is and made by and between:

(1)	Telefonaktiebolaget LM Ericsson, a limited liability company incorporated under the laws of Sweden, and having its registered office at 164 83 Stockholm (“Ericsson”); and

(2)	Calix, Inc., a Delaware corporation with offices at 1035 N. McDowell Blvd., Petaluma, CA 94954 (“Calix”).

Capitalized terms shall have the meaning ascribed to them in Section 1 below. Terms not defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.
BACKGROUND

A.	Ericsson, Inc. has on August 20, 2012 entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Calix under which Ericsson, Inc. has agreed to transfer certain Assets to Calix.

B.
Ericsson's ultimate parent company, LM Ericsson (as defined below), is the owner of certain Licensed Patents (as defined below) which are used within the Business. LM Ericsson has entered into an agreement with Ericsson under which Ericsson is granted a right to sublicense the Licensed Patents to Calix on the terms and conditions set out in this Agreement.

C.	Ericsson wishes to license the Licensed Patents to Calix and Calix wishes to license the Licensed Patents on the following terms and conditions.

1.	Definitions
“Affiliate” of any person means, as of any time, (i) any other legal person(s) directly or indirectly controlled by or under the common control of that first-mentioned person and (ii) any other legal person(s) directly or indirectly controlling or jointly controlling such first-mentioned person (whereby “control” means the ownership, directly or indirectly, of more than fifty (50) per cent of the (a) voting power or (b) capital or other securities of a controlled or commonly controlled legal person, and the term “controlling” shall have a meaning correlative to the foregoing);
“Agreement” means this Patent License Agreement;
“Assets” has the meaning set forth in the Asset Purchase Agreement;
“Asset Purchase Agreement” has the meaning as set out in paragraph A of the Background section;
“Business” means as defined in the Asset Purchase Agreement;
“Business Day” has the meaning set forth in the Asset Purchase Agreement;
“Calix” has the meaning as set out in paragraph (2) of the Background section;
“Change of Control” means (i) the acquisition (through an event or series of events whether directly or indirectly, and whether alone or in combination with related entities or persons) of at least 50 per cent of the shares representing at least 50 per cent of the votes in Calix by a third party; (ii) any merger, consolidation, reorganization or other transaction involving Calix (or any series of related transactions) as a result of which any third party thereafter directly or indirectly controls Calix. For the purposes of the foregoing, “control” means having the direct or indirect power to appoint or remove all, or the majority of, the directors of the board of Calix, or to have the direct or indirect power to direct the operating and financial policies of Calix. A change of control of the Business through a business transfer shall for all purposes of this Agreement be deemed to constitute a Change of Control as defined in this Agreement;
“Closing Date” means as set out in the Asset Purchase Agreement;
“Disclosing Party” means as set out in Section 6.1;
“Ericsson” means as set out in the heading to this Agreement;

“Ericsson Group” means LM Ericsson and its Affiliates from time to time;
“Ericsson Products” means Ericsson's GPON 1500 portfolio (OLT, ONT), and Entriview management system, which products are exhaustively listed in Schedule 2;
“Field of Use” means the design, manufacture, sale, use and customary technical support of the Ericsson Products;
“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques including data, formulae, drawings, test results, reports, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions;
“Licensed Patents” means the patents and patent applications set out in Schedule 1, as may be deemed supplemented pursuant to Section 2.3 hereof;
“LM Ericsson” or “LME” means Telefonaktiebolaget LM Ericsson, corporate identity number 556016-0680;
“Non-Disclosing Party” means as set out in Section 6.1;
“Party/ies” means either of Ericsson or Calix or Ericsson and Calix jointly as the case may be;
“Sub-Licensee” means as set out in Section 2.2.2;
“Supplemental Patents” means as set out in Section 2.3.

2.	GRANT OF LICENSE

2.1.
Subject to the terms of this Agreement, Ericsson upon the Closing Date grants to Calix a non-exclusive, worldwide, non-assignable, non-assertable, non-sublicensable (subject to Section 2.2) and paid-up license under the Licensed Patents to make, have made, use, design, have designed, manufacture, repair, support, market, distribute, import, export, offer for sale, offer for lease, sell, lease and otherwise provide the Ericsson Products and directly related technical services solely within the Field of Use. This license grant shall extend to include Ericsson Products up to and including those made, used, designed, manufactured, repaired, supported, marketed, distributed, imported, exported, offered for sale, offered for lease, sold, leased and otherwise provided through the completion of the Calix-announced end-of-support date for the last of the Ericsson Products.

2.2.
The license granted by Ericsson to Calix under this Section 2 may only be sublicensed to one or more Affiliates of Calix (“Sub-Licensee”), however only for as long as such entities remain Affiliates of Calix. Calix shall ensure that each such sublicensed Affiliate complies with the terms of this Agreement. Each sub‑license terminates automatically and simultaneously upon expiration or termination of this Agreement for whatever reason.

2.3.
From time to time after the Closing Date Schedule 1 shall be deemed supplemented with any patent owned or controlled by Ericsson which meets the following requirements: (i) the application related thereto was filed and owned or controlled by, or such patent was issued to and owned or controlled by, Ericsson as of the Closing Date; and (ii) such patent is owned or controlled by Ericsson on the date it is deemed to supplement Schedule 1 and (iii) such patent is asserted by Ericsson against Calix during the term hereof in any action, suit or litigation as being infringed by any Ericsson Product (“Supplemental Patent”). If and when the foregoing requirements are met with respect to a patent, such Supplemental Patent shall be considered a Licensed Patent hereunder, subject to all of the provisions hereof.

2.4.	All rights not expressly granted by Ericsson are hereby expressly reserved.

3.	INFRINGEMENT

3.1.	Calix shall notify Ericsson promptly on becoming aware of any action from third parties challenging any

Licensed Patent.

3.2.
Ericsson and/or LME may, in its sole discretion and at its own expense, bring or cause to be brought any prosecution, lawsuit, action or proceeding for infringement, unauthorized use, or interference with or violation of any Licensed Patent, and Calix shall not be entitled to take any such actions of whatsoever nature against third parties unless it has received Ericsson's prior written approval (and Calix shall not, for example, send letters of notice or cease-and-desist letters referring to any Licensed Patents).

3.3.
Calix shall not (and shall procure that its Affiliates and Sub-Licensees do not) make any claim or allegation which challenges the right of Ericsson or its Affiliates to, or the validity of, any of the Licensed Patents.

4.	NO WARRANTIES

4.1.
No representation, condition or warranty whatsoever, expressed or implied, is made or given by or on behalf of Ericsson or its Affiliates with respect to the Licensed Patents and all conditions and warranties relating to such patents (including as to validity or fitness for any purpose), whether arising by operation of law or otherwise, are expressly excluded.

4.2.
At all times during the term hereof, and hereafter, Ericsson and/or LME shall have the sole right and discretion to assign, further license or sublicense, prosecute, discontinue prosecution, defend, decline to defend, maintain, decline to maintain and/or abandon any of the Licensed Patents.

4.3.
Calix undertakes to indemnify Ericsson and its Affiliates and hold them harmless from any liability (including but not limited to liability under any applicable national or international laws or principles) which arises directly from the misuse of the Licensed Patents by Calix or its Affiliates after the Closing Date (including without limitation any mislabeling of the Ericsson Products with patent numbers, or any attempt by Calix or its Affiliates to assert a Licensed Patent which results in actual damages to Ericsson).

5.	TERM AND TERMINATION

5.1.
This Agreement including the license in Section 2 enters into full force and effect on the Closing Date and remains valid until the date of expiration of the last to expire of any Licensed Patent, unless terminated earlier in accordance with Section 6.4 a. and b.

6.	MISCELLANEOUS

6.1.	Confidentiality

6.1.1.
Each Party undertakes not to use or disclose the contents of this Agreement or any information relating to the other Party and disclosed in connection with this Agreement, (such as, without limitation, Know How, trade secrets, customer lists) and which is not in the public domain unless:

(e)	required to do so by law or under any order of court or other competent authority or tribunal;

(f)	required to do so by any applicable stock exchange regulations or the regulations of any other recognized market place;

(g)	such disclosure has been consented to by the other Party in writing; or

(h)
the information is disclosed to its professional advisers who make no other use of the information than for assisting the Party and who are bound to such Party by a duty of confidence which applies to any information disclosed.

6.1.2.
If a Party becomes required, in circumstances contemplated by 6.1.1(a) or (b) to disclose any information, such Party (the “Disclosing Party”) shall provide the other Party (the “Non-Disclosing Party”) with prompt written notice of that fact so that the Non-Disclosing Party may seek (with the co-operation and reasonable efforts of the Disclosing Party) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall consult with the Non-Disclosing Party regarding such proposed disclosure, shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Non-Disclosing Party.

6.1.3.	The obligations set out above in this Section 6.1 shall survive for 6 years after the expiration or termination of this Agreement.

6.2.	Amendments and Waivers
This Agreement may only be amended or modified by written agreement between the Parties. No failure or delay in exercising any right or power under this Agreement will be effective as a waiver unless it is in writing and signed by the Party granting the waiver, and no such waiver will constitute a waiver of any other right or power under this Agreement.

6.3.	Notices

6.3.1.
All notices and other communications required or permitted under this Agreement must be in writing in the English language, and shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section 6.3.

If to Ericsson:
Group Function Legal Affairs,
Att: Head of IPR Legal Services
Telefonaktiebolaget LM Ericsson
Torshamnsgatan 21
SE-164 83 Stockholm
Sweden
Email: [***]
If to Calix:
Calix, Inc.
1035 N. McDowell Blvd.
Petaluma, CA 94954
USA
Attention: General Counsel
Email: [***]

All such notices and other communications shall be effective upon actual receipt if delivered by hand, sent by reputable international overnight courier, or sent by email (with confirmation of receipt).

6.4.	Assignments and Change of Control

a.
This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by Calix without the prior written consent of Ericsson, which shall not be unreasonably withheld. Calix acknowledges and agrees that it shall be reasonable for Ericsson or its Affiliates to withhold consent for, inter alia, any requested assignment of this Agreement to any competitor of Ericsson or its Affiliates. Ericsson may assign its rights and obligations under this Agreement to an Affiliate and may assign, transfer, sell, further license or sublicense any of the Licensed Patents to any Affiliate or third party, provided that such assignment, transfer, sale, further license or sublicense of this Agreement to an Affiliate is made subject to the rights of Calix as set forth herein, including those under Section 2.3, and provided further that any assignment, transfer, sale, further licensing or sublicensing any of the Licensed Patents to any Affiliate or third party is made subject to the rights of Calix with respect to such Licensed Patents as set forth herein. This Agreement shall automatically terminate (i) in the event Calix attempts to assign the Agreement without Ericsson's prior written consent; or (ii) to sublicense Calix's rights, except as permitted by Section 2.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b.
Calix shall notify Ericsson not less than 30 days prior to any Change of Control. Such notice shall set out all relevant circumstances triggering the Change of Control. Provided that Ericsson, within 30 days after having obtained Calix's notice, informs Calix that Ericsson does not consent to the Change of Control, Ericsson shall be entitled to terminate this Agreement with immediate effect upon the occurrence of the Change of Control

6.5.	Partial Invalidity
If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement. If the Parties fail to amend this Agreement, the provision, which is void, invalid or unenforceable, shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

7.	GOVERNING LAW AND DISPUTES

5.5.	The laws of England and Wales, excluding its conflict of law principles, govern all matters arising under this Agreement.

5.6.
All disputes, differences or questions arising out of or relating to the interpretation or performance of this Agreement, between the Parties, shall be finally settled in London, United Kingdom, under the Rules of Arbitration of the International Chamber of Commerce, by three (3) arbitrators, appointed in accordance with said Rules. The arbitration proceedings shall be conducted in the English language.

The Parties hereby consent to such dispute being so resolved.

5.7.
The Parties undertake and agree that all arbitral proceedings conducted or initiated with reference to this Section 7 will be kept strictly confidential. This confidentiality undertaking shall cover the fact that arbitration has been initiated, all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the prior written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way such Party's rights vis-à-vis the other Party in connection with the dispute, or if such a right exists pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

5.8.	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

This Agreement has been duly executed in two identical originals, of which each Party has taken one.

TELEFONAKTIEBOLAGET	CALIX, INC.
LM ERICSSON
By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2
List of Ericsson Products
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D
Transition Services

1.0  “Lights On” Period and Milestones.

1.1    This Exhibit details the support required in transitioning the Purchased Assets and Assumed Liabilities from Ericsson to Calix.

1.2    The Parties agree that the Transition Services shall address the following activities: (i) transition of development and test related activities, including knowledge transfer, test capability transfer, development and test rigs, and requisite lab facilities from their existing distributed base of global locations to San Jose, thus enabling Calix to carry out the continued 1500 product line and the agreed services as agreed in the MSA; (ii) transition from Ericsson manufacturing to Calix manufacturing.

1.3    The Transition period shall be initially be set for 90 days from the Closing Date (“Lights On” Period), however, it may be terminated earlier if all of the described exit Milestones are achieved. If the milestones are not achieved by the 90 day mark, an extension on support of the final remaining items may be mutually agreed to by the Parties.

2.0	Transition of Development and Test Activities

2.1    Ericsson Development Software Support deliverables are as set forth below:

Multi Project Plan Milestones

Prior to or during the Lights On Period, the following releases shall be published by Ericsson:

R12A CP1

R12A CP2

R12A GA

R12A CP3

R11A CP9

Completion of these deliverables will end of this portion of the Lights On requirement for supporting these functions. All packages follow a milestone model that sets clear expectations on scope definition and quality checks before committing the content. The criteria are specified in the maintenance work flow.

CIG ONT releases

CIG WP 2.2 - Released with R11A EC and R12A EC

CIG WP 3 - Released with R11A EC and R12A EC

2.2     System Test Certification Milestone Deliverable

Calix shall successfully perform a complete system test of the latest release and correction package of all systems in the 1500 product line. This test shall be at the same level (full regression test suite) as that used for GA of the R12 and CIG products. The test setup shall include an ONT configuration that is equivalent to the resources currently used at ETK, China, and San Jose for R11 and R12 testing, and the test shall be performed on the Calix test system after relocation of purchased assets to their final location. Completion of this milestone will denote final certification of the test system capability, under which Calix can properly create and test a new release of the 1500 with no diminished robustness from the Ericsson methodology.

2.3    In addition, emergency corrections might be required in between these scheduled releases and will be provided by Ericsson until Closing Date.

2.4	EMS knowledge transfer

2.4.1	The Parties seek to facilitate the move of EMS maintenance activities from Ericsson China to Calix in accordance with Ericsson's existing process

2.4.2    Milestones

2.4.2.1	Four employees trained and knowledgeable to assume the existing workload, including but not limited to systems engineering and architecture, design, coding, unit testing, and releasing.

2.4.2.2	Three employees trained on feature testing, system testing, automated testing.

2.4.2.3	Any employees willing to transfer from Ericsson Beijing to Calix Nanjing by the Closing Date may be counted against this total.

2.5	ONT knowledge transfer

2.5.1     The Parties seek to facilitate the move of ONT maintenance activities from Ericsson China to Calix in accordance with Ericsson's existing process

2.5.2    Milestones

2.5.2.1	Four employees trained and knowledgeable to assume the existing workload, including but not limited to systems engineering and architecture, design, coding, unit testing, and releasing.

2.5.2.2    Three employees trained on feature testing, system testing, automated testing.

2.5.2.3
ONT (CIG) knowledge transfer. One employee trained and knowledgeable to assume the technical interface responsibilities with CIG. One employee trained and knowledgeable about the VoIP and TR-69 interoperability functions of using CIG ONTs with the rest of the EDA1500 system in customer networks.

2.5.2.4	Any employees willing to transfer from Ericsson Beijing to Calix Nanjing by the Closing Date may be counted against this total.

2.6        OLT hardware knowledge transfer

2.6.1	The Parties seek to facilitate the move of OLT hardware maintenance activities from Ericsson China to Calix per Ericsson's existing process

2.6.2    Milestones

2.6.2.1
Four employees trained and knowledgeable to assume the existing workload, including but not limited to hardware engineering, component selection and verification, and regulatory and compliance testing.

2.6.2.2	Any employees willing to transfer from Ericsson Beijing to Calix Nanjing by the Closing Date may be counted against this total.

2.7    Costs associated with Knowledge Transfer

2.7.1	Ericsson shall provide the required training at a facility that it specifies. Ericsson shall be responsible for the costs of the trainers.

2.7.2	Calix shall be responsible for all costs, including travel costs, associated with its employees.

2.8	Transfer of Suppliers interfaces (here ONT 3pp and ODMs)

2.8.1	The parties seek to facilitate the move of the Supplier interfaces from Ericsson per Ericsson's existing process.

2.8.2    Milestones

2.8.2.1	One employee trained and knowledgeable about the day-to-day development and maintenance activities for each of Ericsson's ONT ODMs and OEMs.

2.8.2.2	One employee trained and knowledgeable about the commercial contracts, supply agreements and forecasts, and warranty agreements for each of Ericsson's ONT ODM and OEMs.

2.9      Training of Missing Critical Resources

2.9.1
If at Closing one or more Employees listed in Schedule 6.4 elects not to become a Calix employee, Ericsson shall, in good faith and at Ericsson's expense, train a substitute employee, reasonably acceptable to Calix, to take the place of each such Employee.

2.9.2 If at Closing one or more of the key functional areas listed in Schedule 6.5 is not covered by employees transferring from Ericsson to Calix, Ericsson shall in good faith and at Ericsson's expense train an employee to provide that function, reasonably acceptable to Calix, to maintain that functional expertise. .

2.9.3
The milestones described in Section 2.9 and Ericsson's obligation to train additional employees shall end on the earlier of (i) 90 days from Closing or (ii) when any and all additional employees have been trained to the reasonable satisfaction of Calix.

2.10 Customer Documentation Handling

2.10.1    Milestones

2.10.1.1     Deliver source files for current CPI (Customer Product Information) documentation.

2.10.1.2
If Calix wishes to engage a third party CPI provider, Ericsson will provide up to two weeks training of a CPI Coordinator role. Training will be provided to one of the Ericsson employees to be hired by Calix, either before or after Closing Date. Training topics will include: (i) Current interworking with the 3PP vendor, including raw material to provide 3PP vendor; (ii) Internal CPI development process including raw material development and quality process etc., (iii) Project CPI planning as part of release project; (iv) CPI Maintenance process for maintenance releases.

2.11 Facility and Test Equipment

2.11.1
Ericsson will provide free of charge remote access to an Ericsson test facility, during the transition of equipment from Ericsson to Calix lab, and test services for the earlier to occur of (a) a period of three weeks from the lab relocation or (b) such time as Calix time to is able to complete its own lab facilities or has access to Ericsson facilities that allow Calix to meet the milestone set forth in Section 2.2, above. After the three weeks, Calix may continue to utilize the remote test facility and test services for a fee. If full lab functionality cannot be achieved immediately after lab relocation, Ericsson will provide additional remote access free of charge until the milestone set forth in Section 2.2 can be met.

2.11.2
The provided test facility will provide all of the equipment necessary to allow for the development and maintenance of all EDA 1500 products, including regression testing, scalability testing and the troubleshooting of Customer problems (CSRs and TRs); source code management, build environment, debug tools, automated testing and system level testing.

2.11.3
Ericsson will document the test plant configuration and preserve necessary configuration files and provide to Calix within four weeks of signature of Asset Purchase Agreement. Information shall include an itemized equipment list, sufficient for all EDA 1500 development and test activities. Ericsson will update this information as necessary between the signing and the Closing Date.

2.11.4	Ericsson shall de-install, package, and make available at the Ericsson facilities on the Closing Date the capital assets purchased under the Asset Purchase Agreement.

3.	Hardware Warranty Services

3.1. Ericsson shall provide Calix with all assistance reasonably necessary to accomplish the transition of PON Product Warranty Services to a Calix-designated facility.  Such assistance shall include, without limitation:

3.1.1.
The transfer to the Calix-designated facility, at no additional charge to Calix, of all test fixtures required to repair Ericsson PON Products, all PON Products in WIP, and all raw materials required to perform repair process on PON Products;

3.1.2.	Provision to Calix of all PON Product repair rework instructions; and

3.1.3.	Two weeks of training performed by Ericsson on-site at the Calix-designated facility.

3.1.4.	Ericsson will provide hardware repair services on Ericsson PON Products until the transition to the Calix-designated repair facility has been completed.

4.	Manufacturing Transfer

4.1    Ericsson will provide ongoing manufacturing support services to Calix for a maximum period of the Lights On Period (“Manufacturing Support Period), for the purpose of supporting the transition of manufacturing of Ericsson Products from Ericsson manufacturing facilities to Calix-designated facilities. Calix will work in good faith to minimize the duration of the Manufacturing Support Period. Among other things, Ericsson agrees to allow Calix to use Ericsson manufacturing operations (e.g. Ericsson's Flextronics relationship and CIG contract), facilities and systems to process new orders and builds of Ericsson Products on Calix's behalf. The primary areas in which Calix will require support from Ericsson during the Manufacturing Support Period are: operations, supply and production testing.

4.2    Information Requirements. On or before the Closing Date, Ericsson shall provide Calix with:

4.2.1	Fully-costed bills of materials (BOMs) for all Ericsson Products to be transferred to Calix; and

4.2.2	Designated points of contact at Ericsson and its affiliates for all key individuals necessary to the provision of manufacturing support services.

4.3     Orders Placed on Calix's Behalf. Any orders placed by Ericsson on Calix's behalf during the Manufacturing Support Period will be paid for by Calix. In addition, the Parties shall negotiate in good faith a transitional shipping process to eliminate any unnecessary movement of inventory between the Parties.

4.4    Ericsson Deliverables. During the Manufacturing Support Period, Ericsson shall provide Calix, on a weekly basis, with an updated:

4.4.1	Demand plan for Ericsson Products;

4.4.2	Detailed list of inventory subject to transfer to Calix; and

4.4.3	Analysis of the gap likely to apply for Ericsson Product orders to be transitioned to Calix.

4.4.4	In additional, Ericsson shall provide all other ancillary functions and services necessary to the success of the transition of Ericsson Product manufacturing from Ericsson to Calix.

4.5    Equipment Transition. During the Manufacturing Support Period, Ericsson shall work closely with Calix to arrange for the efficient transfer of necessary equipment (test fixtures, etc.) from Ericsson to Calix.

4.5.1.	Milestone: After move of OLT test fixtures, Ericsson and Calix will complete a successful production test.

Exhibit E
Disclosure Schedule

Pursuant to Article II, Ericsson makes the following disclosures. Section references are to the respective section of the main body of the Agreement.

2.5(b)    Government Consents; Approvals; Permits

Ericsson has the following export licenses and classifications related to the Business:
License# Issued Ultimate Consignee(s) Additional Comments/Product lines
[***]

See also Attachment 1 reflecting export classifications for the Products.

Employees. - Two employees are eligible to work under an L-1 Visa. Name will be provided separately for confidentiality reasons.

2.6    Material Contracts

(i)    Commercial Third Party Software

Please see the Exhibit reflecting all Ericsson Software, Third Party Commercial Software, and Open Source Software used in connection with the Products.

(ii)    Continuing Contracts for purchase of materials

See Attachment 2 reflecting the inventory ongoing inventory obligations related to the Products:

(iv)    Contracts for development of content

The following suppliers provide content related to the Products

[***]

(v)    The following suppliers provide manufacturing services for the Products:

[***]

(xiii)    The following settlement agreements may have implications for Calix

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.11     Intellectual Property

(a)(i) Ericsson Proprietary Software

Please see Attachment 3 reflecting all Ericsson Software, Third Party Commercial Software, and Open Source Software used in connection with the Products. This list includes both Software included in the Products and tools used to compile and test the Products.

(a)(ii) Third Party Software Components

Please see Attachment 3 reflecting all Ericsson Software, Third Party Commercial Software, and Open Source Software used in connection with the Products. This list includes both Software included in the Products and tools used to compile and test the Products.

(a)(ii) Third Party Hardware Components

Please see the Attachment 4 reflecting Bill of Materials for the Products.

For the ONTs, Ericsson purchases them as completed assemblies as follows:

[***]

(i)    Open Source Software

Please see Attachment 3 reflecting all Ericsson Software, Third Party Commercial Software, and Open Source Software used in connection with the Products. This list includes both Software included in the Products and tools used to compile and test the Products.

2.12(a) Third Party Patent Contracts

The settlements of the following cases resulted in Third Party Patent Contracts.

[***]

2.13	Employee matters

Employees who elected to participate in the Ericsson Employee Stock Purchase plan will be eligible for accelerated matching of their shares per the terms of the ESPP.

2.15    Customer and Suppliers

Customer disputes (reference to “Ericsson” are to the local legal entity, unless noted)

[***]
Supplier disputes
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.16    Products; Warranties; Purchase Commitments

The following known issues relating to the Products exist
[***]

Article IV: Conduct Prior to the Closing

Pursuant to section 4.1(c), Ericsson shall promptly notify Calix of any change, occurrence or event that would reasonably be expected to be materially adverse to the Business. As noted in the disclosure in 2.15, Ericsson has sent the Sales Directive to the regions outlining the parameters of future Product sales. This sales directive may have a negative impact on future sales of Products prior to the Closing.

Schedule 5.6 “Transferred Employees”

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 1
Export Related Classifications

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2
Inventory Report

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 3
Software Consolidated Report

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 4

Bill of Materials

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Summary

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F
List of Ericsson Products

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.